UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MTS SYSTEMS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

December 21, 2012

Dear MTS Shareholder:

          MTS is holding a Virtual Annual Meeting of Shareholders this year on Tuesday, February 5, 2013, at 1:00 p.m. Central Standard Time. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MTSC. You will need to provide your 12-Digit control number that is on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail.

          Your vote is important to us. Last year, 92% of the Company’s shares were voted at the Annual Meeting, and we thank our shareholders for their response. We urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. And, as indicated above, you may vote during the Annual Meeting online at www.virtualshareholdermeeting.com/MTSC. Please help us to achieve another high response rate for the meeting on February 5, 2013.

I encourage you to attend our Virtual Annual Meeting of Shareholders on February 5, 2013, at 1:00 p.m. Central Standard Time by visiting www.virtualshareholdermeeting.com/MTSC.

Very truly yours,

David J. Anderson
Chairman of the Board

MTS SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 5, 2013

          The annual meeting of shareholders of MTS Systems Corporation (the “Company”) will be held on Tuesday, February 5, 2013, as a virtual meeting at www.virtualshareholdermeeting.com/MTSC. The meeting will convene at 1:00 p.m., Central Standard Time, for the following purposes:

1.	To elect eight directors to hold office until the next annual meeting of shareholders or until their successors are duly elected;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013;

3.	To hold a non-binding, advisory vote regarding the compensation of the Company’s named executive officers;

4.	To approve the Second Amendment to the Company’s 2011 Stock Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

          The foregoing items of business are more fully described in the proxy statement made available over the Internet and, upon request, in paper copy.

          The Board of Directors has set the close of business on December 11, 2012, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

For the Board of Directors,

Steven G. Mahon
Secretary

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

December 21, 2012

All shareholders are cordially invited to attend the virtual annual meeting of shareholders at www.virtualshareholdermeeting.com/MTSC. Whether or not you expect to attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail. The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

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MTS SYSTEMS CORPORATION
14000 Technology Drive
Eden Prairie, Minnesota 55344

PROXY STATEMENT

GENERAL

          This proxy statement is furnished to the shareholders of MTS Systems Corporation (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the virtual annual meeting of shareholders to be held on Tuesday, February 5, 2013 (the “Annual Meeting”), at 1:00 p.m., Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the Annual Report for the fiscal year ended September 29, 2012, is being first sent or given to shareholders on or about December 21, 2012.

ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

          What is the purpose of the Annual Meeting?

          At the Annual Meeting, shareholders will vote upon (1) the election of eight directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013, (3) a non-binding, advisory vote regarding the compensation of the Company’s named executive officers, (4) the approval of the Second Amendment to the Company’s 2011 Stock Incentive Plan, and (5) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. In addition, our management will report on the performance of the Company and respond to questions from shareholders.

          Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

          Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials at no cost to the shareholder. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

          If you do not affirmatively elect to receive printed copies of the proxy materials, you will only be able to view our proxy materials electronically on the Internet. Providing our proxy materials to shareholders on the Internet rather than printing and mailing hard copies saves us these costs. We encourage you to view our proxy materials on the Internet. Shareholders who have affirmatively elected to receive a printed set of our proxy materials may change their election and elect to view all future proxy materials on the Internet instead of receiving them by mail.

          Who is entitled to vote?

          Only shareholders of record at the close of business on December 11, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of the Company’s common stock, $0.25 par value (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

          Shareholders have cumulative voting rights in the election of directors. If any shareholder gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareholder may cumulate their votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees. If such notice is given by any shareholder, votes for directors by all shareholders will be cumulated. For instance, if a shareholder only votes for one nominee, such vote will be automatically cumulated and cast for that nominee. If a shareholder has voted for more than one nominee, the total number of votes that the shareholder is entitled to cast will be divided equally among the nominees for whom the shareholder has voted.

          Who can attend the Annual Meeting?

          All shareholders as of the Record Date, or their duly appointed proxies, may attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

          What constitutes a quorum?

          The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 15,697,991 shares of our Common Stock were outstanding, so holders of at least 7,848,996 shares of our Common Stock must be present, attending the virtual Annual Meeting or by proxy, to have a quorum.

          If you vote your proxy electronically through the Internet or by telephone, or submit a properly executed paper proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.

          How do I vote?

          You may vote in one of the following ways:

1)

By Internet before the Annual Meeting: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice of Internet Availability. Follow the instructions provided to obtain your records and create an electronic ballot.

2)

By telephone: If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone telephone, 24 hours a day, 7 days a week. Have your Notice of Internet Availability in hand when you call and follow the voice prompts to cast your vote.

3)	By mail: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

4)

At the Annual Meeting: If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/MTSC during the meeting. You will need your control number found in the Notice of Internet Availability. Follow the instructions provided to vote.

          Shares represented by proxies submitted through the Internet or by telephone, or those paper proxy cards properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the shares represented thereby will be voted FOR all directors in Proposal 1, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013 in Proposal 2, FOR the non-binding, advisory vote regarding the compensation of the Company’s named executive officers in Proposal 3, and FOR approval of the Second Amendment to the Company’s 2011 Stock Incentive Plan in Proposal 4, and at the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

          The Internet and telephone voting procedures are designed to verify shareholders’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareholders voting through the Internet should be aware that they may incur costs to access the Internet and that these costs will be at the expense of the shareholder.

          When do I vote?

          If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Standard Time on February 4, 2013 using www.proxyvote.com. If you want to vote after February 4, 2013 or revoke an earlier proxy, you must submit a signed proxy card or vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC.

          Can I change my vote after I vote electronically or return my proxy card?

          Yes. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

1)	Returning a later-dated proxy by Internet, telephone or mail;

2)	Delivering a written notice of revocation to our Corporate Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or

3)

Attending the virtual Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted. Shareholders who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

          What does the Board recommend?

          The Board’s recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

1)	FOR the election of each of the nominated directors (see Proposal 1 on page 5);

2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013 (see Proposal 2 on page 15);

3)	FOR the non-binding, advisory vote regarding the compensation of the Company’s named executive officers (see Proposal 3 on page 39); and

4)	FOR the approval of the Second Amendment to the Company’s 2011 Stock Incentive Plan (see Proposal 4 on page 40).

          If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

          With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

          What vote is required to approve each proposal?

          For Proposal 1, the election of directors, each shareholder will be entitled to vote for eight nominees, and the eight nominees receiving the highest number of “FOR” votes will be elected.

          For Proposals 2, 3, and 4, respectively, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013, the non-binding, advisory vote regarding the compensation of the Company’s named executive officers, and the approval of the Second Amendment to the Company’s 2011 Stock Incentive Plan, each shareholder is entitled to one vote for each share of Common Stock held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

          With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

          A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

          A properly executed proxy marked “ABSTAIN” with respect to Proposals 2, 3, or 4, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. In Proposals 2, 3, and 4, abstentions will have the same effect as a negative vote.

          If your shares are held in the “street name” of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the ratification of accounting firms. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors, the non-binding, advisory vote on the compensation of the Company’s named executive officers, or the approval of amendments to equity plans. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the NASDAQ Global Select Market.

          If your brokerage firm votes your shares only on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

          Who will count the vote?

          Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or at the Annual Meeting.

          What does it mean if I receive more than one Notice of Internet Availability?

          If your shares are registered in more than one account, you will receive more than one Notice of Internet Availability. To ensure that all your shares are voted, vote electronically through the Internet or by telephone, or sign, date and return a paper proxy card for each Notice of Internet Availability you receive. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Broadridge Financial Solutions, Inc. by telephone at 800-542-1061 or in writing at Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

          How will voting on any other business be conducted?

          We do not know of any business to be considered at the Annual Meeting other than the matters described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to each of David J. Anderson and Jeffrey A. Graves to vote on such matters at their discretion.

          How are proxies solicited?

          In addition to use of the Internet and mail, proxies may be solicited by our officers, directors, and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation. No additional compensation will be paid to such individuals.

          What is “householding”?

          We may send a single Notice of Internet Availability, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice of Internet Availability is being householded and you wish to receive multiple copies of the Notice of Internet Availability, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

          Who pays for the cost of this proxy solicitation?

          We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability, the proxy statement and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

          Eight directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the eight persons named below. Each has consented to being named a nominee and will, if elected, serve until the next annual meeting of shareholders or until a successor is elected. Each nominee listed below is currently a director of the Company, and each was elected by the shareholders except for Jeffrey A. Graves, who was appointed to the Board in conjunction with his appointment as President and Chief Executive Officer of the Company in May 2012.

Nominees

          The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

David J. Anderson – Age 65 Director since 2009 Chair since August 2011

Director of Modine Manufacturing Company (developer and manufacturer of thermal management systems and components) and a member of its Corporate Governance and Nominating Committee and Audit Committee since 2010; Director of Schnitzer Steel Industries, Inc. (metals recycler and steel manufacturer) and Chair of its Nominating and Corporate Governance Committee and Committee member since 2009; Co-Vice Chairman of Sauer-Danfoss, Inc. (developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications) from 2008 until June 2009; President, Chief Executive Officer and Director of Sauer-Danfoss Inc. from 2002 until he retired in January 2009; held various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008; prior to 1984, held various positions in sales, marketing and applications engineering within several manufacturing and distribution businesses. Mr. Anderson served on the boards of directors of the National Fluid Power Association and the National Fluid Power Association Education and Technology Foundation, chairing each in 2008 and 2009.

Mr. Anderson’s qualifications to sit on our Board and to serve as the Chair of the Board include his more than 40 years of industrial business experience and his chief executive officer and operations experience. He also has technology and engineering experience, the ability to formulate and execute strategy and financial expertise.

Jean-Lou Chameau – Age 59 Director since 1998

President, California Institute of Technology (Caltech) since September 2006; Provost and Vice President at the Georgia Institute of Technology (Georgia Tech) June 2001 to August 2006; Dean of the College of Engineering and Georgia Research Alliance Eminent Scholar from 1997 to June 2001; Vice Provost for Research and Dean of Graduate Studies from 1995 to 1997; President of Golder Associates, Inc. (a provider of ground engineering, earth, and environmental services) from 1994 to 1995; Director of the School of Civil and Environmental Engineering at Georgia Tech from 1991 to 1994; Professor of Geotechnical Engineering at Purdue University from 1980 to 1991. Mr. Chameau currently serves as Trustee, Board of Trustees of the California Institute of Technology; Director of John Wiley & Sons and of Safran; member of InterWest Partners Advisory Committee; member of the Executive Committee, Council on Competitiveness; and member of the Academic Research Council, Singapore. He is a member of the U.S. National Academy of Engineering and the French Académie des Technologies.

Mr. Chameau’s qualifications to sit on our Board include his executive experience in a large organization with a national laboratory and his expertise in engineering, science, research and technology. He also has extensive knowledge and experience in budgetary and financial responsibilities, strategic planning, human capital development, Europe and Asia business, and federal agency funding of research and development.

Jeffrey A. Graves – Age 51 Director since 2012

President and Chief Executive Officer of the Company since May 2012; President, Chief Executive Officer and a director of C&D Technologies, Inc. (a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market) from July 2005 until May 2012; various executive positions at Kemet Electronics Corporation (a manufacturer of high-performance capacitor solutions) from July 2001 to January 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; prior to 1995, held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Mr. Graves has served as a director of Teleflex Incorporated and Hexcel Corporation since 2007, and he served on the board of Technitrol, Inc. from January 2006 through May 2007.

As the only member of management serving on our Board, Mr. Graves contributes an in-depth understanding of the opportunities and challenges facing our Company. His experience in both executive and board positions at various technology companies gives him insight into strategic, financial and personnel matters, as well as the considerations particular to public companies.

Brendan C. Hegarty – Age 70 Director since 1998

Director of Colm Campbell Company, Inc. (holding company of SAE Power, Inc., a manufacturer of switching power supplies) since 1994; Chief Executive Officer of NanoMagnetics (start-up nanotechnology company located in the United Kingdom) from 2001 to 2002; consultant with NanoMagnetics until he retired in 2003; Executive Vice President and Chief Operating Officer of Seagate Technology (manufacturer of computer disk drives) from 1993 to 1998; Senior Vice President and Chief Technical Officer of Seagate Technology from 1989 to 1993; Vice President of Thin Film Head Operations for Control Data Corporation (computer hardware and software company) from 1988 to 1989; and management and executive positions with IBM (computer hardware and software company) from 1967 to 1987.

Mr. Hegarty’s qualifications to sit on our Board include his over 45 years of executive management experience in technical, industrial business. He has technical research and development management experience, manufacturing experience and international management and investment experience.

Emily M. Liggett – Age 57 Director since 2010

President and Chief Executive Officer of NovaTorque, Inc. (manufacturer of high-efficiency electric motor systems) since 2009; President and Chief Executive Officer of Apexon, Inc. (provider of supply chain optimization software solutions for global manufacturers) from 2004 to 2007; President and Chief Executive Officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003; and various management and executive roles at Raychem Corporation (manufacturer of materials, electronics, telecom and energy products acquired by Tyco International in 1999) from 1984 to 2001, including Corporate Vice President of Raychem and Managing Director of Tyco Ventures. Ms. Liggett currently serves on the board of directors of the Purdue University School of Engineering Advisory Board. She has served on the board of directors of Immersion Corporation, a public company, within the last five years.

Ms. Liggett’s qualifications to sit on our Board include her chief executive officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

William V. Murray – Age 52 Director since 2010

Chief Executive Officer of Envoy Medical Corporation (manufacturer of implantable hearing devices) since June 2012; Interim Chief Executive Officer of the Company from August 2011 to May 2012; President and Chief Executive Officer of ReShape Medical, Inc. (an early stage medical device company developing a non-surgical treatment for obesity) from 2008 until he voluntarily resigned effective December 10, 2010; President and Chief Executive Officer of Murray Consulting, Inc. (provider of executive management consulting and interim executive management services in the medical technology/life science industries) from 2006 to 2007; Division President of Molecular Biology at Applied Biosystems, Inc. (now part of Life Technologies) (life science tools company) from 2005 to 2006; Group President of Respiratory Technologies of VIASYS Healthcare, Inc. (now part of CareFusion) from 2003 to 2004; held various senior executive positions at Medtronic, Inc. (a medical products company) from 1992 to 2003, including President Pacing Business; held various product development and engineering management positions at Medtronic, Inc. from 1985 to 1992; and design engineer at Motorola, Inc. from 1983 to 1985.

Mr. Murray’s qualifications to sit on our Board include his over 20 years of senior executive positions in various technical and manufacturing companies, including his role as Interim Chief Executive Officer of the Company, with significant experience in product and business development, operations, business growth strategies and global profit and loss responsibilities.

Barb J. Samardzich – Age 54 Director since 2001

Vice President, Product Development, Ford of Europe for Ford Motor Company (car and truck manufacturer) since September 2011; Vice President of Global Product Programs of Ford Motor Company from January 2011 to September 2011; Vice President of Powertrain Engineering of Ford Motor Company from 2005 to 2010; Executive Director - Small FWD and RWD Vehicles of Ford Motor Company from 2002 to 2005; Chief Engineer for the Automatic Transmission Engineering Operations of Ford Motor Company from 2000 to 2002; Quality Director for the Small and Medium Vehicle Center of the European operations of Ford Motor Company from 1999 to 2000; Chief Program Engineer for F650/F750 Ford trucks of Ford Motor Company from 1998 to 1999; previously held various positions in the Powertrain division of Ford Motor Company from 1990 to 1998; and various engineering, sales and marketing positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Ms. Samardzich’s qualifications to sit on our Board include her extensive management and operations experience at a worldwide automotive manufacturing company. She has significant engineering experience, value creation and profit and loss responsibilities.

Gail P. Steinel – Age 55 Director since 2009

Owner of Executive Advisors (provider of leadership development services and strategic/profit improvement consulting) since 2007; Executive Vice President, Consumer, Industrial & Technology business unit at BearingPoint (a global technology and management consulting company) from 2002 to 2007; and progressive management experience at Arthur Andersen (provider of audit, tax and consulting services), where her final position was Global Managing Partner of the Business Consulting Division, from 1979 to 2002. Ms. Steinel serves on several boards, including the Board of Trustees of Federal Realty Investment Trust and is Chairperson of its Audit Committee.

Ms. Steinel’s qualifications to sit on our Board include her global managing partner experience running a large global business, more than 27 years of business management consulting providing global strategy, policy development, complex problem solving and operations consulting services, as well as her financial expertise and experience as a certified public accountant.

Voting Information and Board Voting Recommendation

          In accordance with Minnesota law, directors are elected by a plurality of votes cast. The eight nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, the Board may act to reduce the number of directors or the persons named in the proxies may vote for the election of such substitute nominee as the Board may propose. It is intended that proxies will be voted for such nominees in the latter circumstance. The proxies cannot be voted for a greater number of persons than eight.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.

Other Information Regarding the Board

          Meetings and Independence. The Board met four times during fiscal 2012. All of the directors attended at least 75% of the number of Board meetings and meetings of Board committees on which he or she served that were held during fiscal 2012. It is our policy that all directors should attend the Annual Meeting. All of the directors who serving on the Board at the time attended last year’s annual meeting of shareholders.

          Independence determinations concerning the Board of Directors are made by the Governance and Nominating Committee and, with regard to related party transactions, by the Audit Committee. The Governance and Nominating Committee of the Board has determined that Messrs. Anderson, Chameau, Hegarty, and Murray and Mses. Liggett, Steinel and Samardzich are independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. Mr. Graves is not independent due to his service as Chief Executive Officer of the Company. Mr. Murray was not considered an independent director during his service as Interim Chief Executive Officer and for the 60-day period following Mr. Graves’s appointment as Chief Executive Officer, during which period Mr. Murray continued to receive a salary as Interim Chief Executive Officer in accordance with the compensation arrangements made with Company when he initially assumed the interim position. In determining that Mr. Murray was independent after his compensation as Interim Chief Executive Officer ceased, the Governance and Nominating Committee considered that his service as Interim Chief Executive Officer was less than one year and determined that the compensation he received with respect to the interim role would not interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making the independence determination with respect to related party transactions, the Audit Committee considered with regard to Ms. Samardzich that the Company sold approximately $3.6 million in vehicle testing goods and services to Ford Motor Company in fiscal 2012. The Audit Committee determined that the aggregate dollar amount of the transactions are below the threshold for the NASDAQ Stock Market independence rules and that the transactions do not present a real, potential or perceived conflict between Ms. Samardzich’s interests and the Company’s interests.

          Board Committees. Each of our three standing committees operates under a written charter adopted by the Board. These charters are available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

          The Audit Committee of the Board, composed of Ms. Steinel (Chair), Mr. Chameau, and Mr. Anderson, had seven regular meetings during fiscal 2012. All members of our Audit Committee satisfy the NASDAQ Stock Market listing standards for Audit Committee membership. The Board has determined that Ms. Steinel and Mr. Anderson each is an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002. Among other duties, the Audit Committee (i) selects our independent registered public accounting firm; (ii) reviews and evaluates significant matters relating to our audit and internal controls; (iii) reviews and approves management’s processes to ensure compliance with laws and regulations; (iv) reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm; and (v) pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm. The Audit Committee also reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information. The Chair of the Audit Committee or the full Audit Committee meets with our management prior to filing our quarterly and annual reports containing financial statements with the SEC. A report of the Audit Committee is contained in this proxy statement.

          In fiscal 2011, the Board established the Audit Committee/Special Purpose to oversee the Company’s internal investigation into matters involving government contracting, certification and import/export practices that was undertaken following (i) the commencement of an investigation by the United States Attorney’s Office in January 2011 into representations made by the Company in the federal government’s online certification and representation (ORCA) system and (ii) the suspension by the U.S. Air Force in March 2011 of the Company from entering into new federal government contracts. The Audit Committee/Special Purpose also oversaw the Company’s reorganization and reinvigoration of its compliance programs, the Company’s entry into an Administrative Agreement with the U.S. Air Force in September 2011, and the Company’s entry into a Settlement Agreement with the United States Department of Justice in August 2012, which concluded the government investigation. The Audit Committee/Special Purpose disbanded following the Company’s entry into the Settlement Agreement. The Audit Committee/Special Purpose was composed of members of the Audit Committee, with Mr. Hegarty acting as an advisor, and met 15 times during fiscal 2012.

          The Compensation Committee of the Board is currently composed of Ms. Samardzich (Chair), Ms. Steinel and Mr. Hegarty. The Compensation Committee met four times during fiscal 2012. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market, are “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code.

          Among other duties, the Compensation Committee (i) reviews and makes recommendations to the Board regarding our employment practices and policies; (ii) in executive session, reviews and recommends to the independent directors of the full Board the compensation paid to our Chief Executive Officer and evaluates the performance of our Chief Executive Officer; (iii) annually approves all compensation paid to the other executive officers; (iv) reviews and approves the Company’s retirement plans and approves any amendments related to such plans; (v) recommends stock incentive and employee stock purchase plans to the Board; (vi) reviews and approves stock ownership guidelines for executive officers and monitors adherence to such guidelines; (vii) determines whether risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse affect on the Company; and (viii) approves the Compensation Discussion and Analysis for our proxy statement. A report of the Compensation Committee is contained in this proxy statement.

          The Governance and Nominating Committee of the Board, composed of Ms. Liggett (Chair), Mr. Chameau, Mr. Hegarty and Mr. Murray, met four times during fiscal 2012. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market. Among other duties, the Governance and Nominating Committee (i) reviews and approves Board governance practices; (ii) administers the Board evaluation process; (iii) reviews and approves compensation of non-employee directors; (iv) monitors adherence to the stock ownership guidelines applicable to non-employee directors; (v) identifies, evaluates and recommends potential director candidates and director nominees for selection by the Board; and (vi) as it did in fiscal 2012, conduct the search for the Chief Executive Officer.

          Director Nomination Process. In identifying prospective director candidates, the Governance and Nominating Committee (for purposes of this Director Nomination Process sub-section, the “Committee”) considers recommendations from shareholders and recommendations from business and professional sources, including executive search firms.

          In evaluating director candidates, the Committee believes that all members of the Board should have personal and professional integrity, an absence of conflicts of interest, and an ability to understand and respect the advisory and proactive oversight responsibility of the Board. In addition, all members of the Board should meet independence requirements, comply with director orientation and education guidelines, commit sufficient time to attend Board and committee meetings and fully perform the duties of a director.

          In addition to these threshold criteria, the Committee also considers the contributions a candidate is expected to make to the collective functioning of the Board. The Committee seeks directors who will contribute to the Board in areas such as strategy and policy development, technology and engineering, human capital development, financial expertise, international business development and best practices, industrial business value creation, and public company chief executive officer perspective.

          Candidates are expected to effectively perform the role of a director by demonstrating broad perspective and an inquiring mind, being well prepared for and actively participating in Board and committee meetings, contributing expertise to the Board and committees, listening well, expressing views candidly, applying experience and expertise, being respectful to others and appropriately representing the shareholders.

          While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences and backgrounds. The goal is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences will enhance the quality of the Board’s deliberations and decisions and cover the spectrum of areas that impact the Company’s business. Each member of the Board should contribute to the overall Board composition, with the goal of creating a diverse Board that can work collaboratively to guide the success of the Company and represent shareholder interests.

          The Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the written recommendations to our Secretary at least 90 days prior to the date corresponding to the previous year’s annual meeting of shareholders date, with the submitting shareholder’s name, address, and pertinent information about the proposed nominee.

          A shareholder intending to nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 90 days nor more than 120 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders date, except in certain circumstances, and must contain certain required information about the nominee.

          Shareholders wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and the criteria considered by the Committee when evaluating potential new directors or the continued service of existing directors.

          Board Leadership Structure. Our Board leadership structure currently includes a non-executive Chairman of the Board and a separate Chief Executive Officer. The Board has not adopted a policy of separateness and will periodically re-evaluate its leadership structure as the Company’s situation changes.

          The primary role of our Chief Executive Officer is to manage the business affairs of the Company, and the primary role of our Chairman is to preside over all Board activities and ensure Board effectiveness in all aspects of its functioning. This role includes working with the Chief Executive Officer to set the Board agenda; ensuring that clear, accurate and timely information is provided to the Board; managing Board meetings to allow time for discussion of complex or difficult issues; and promoting active participation by all Board members. The Chairman may also assist the Chief Executive Officer in managing the Company’s relationships with investors and other external stakeholders.

          The Board has determined that the separation of the Chairman and Chief Executive Officer roles is appropriate for the Company at this time because it enables the Chief Executive Officer to focus more closely on the day-to-day operations of the Company, which is particularly valuable for a leader who is new to the Company. The Board also values the involvement of Mr. Anderson as a leader and, through his service as Chairman, benefits more directly from his extensive industry and executive experience than it would if he did not hold such position.

          Board Role in Risk Oversight. Management is responsible for designing and implementing the Company’s day-to-day risk management processes, controls and oversight. The Board, as a whole and through its committees, has broad responsibility for the oversight of risk management as well as specific risk management accountability for governance, overall risk appetite, executive compensation, CEO succession, and the control environment including financial reporting. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes and controls are adequate and functioning as designed and that Company business is conducted in compliance with proper governance and applicable laws and regulations. The Board views risk in the context of major strategic and operational decisions relative to the anticipated benefits. The Board further recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its long-term performance expectations.

          The Board believes the Company has good internal processes and resources to identify, manage and mitigate risk, including a robust code of conduct and the compliance oversight responsibilities held by the General Counsel and Chief Compliance Officer. Risk management is embedded in the business management system, which begins with the Company’s strategy. The key steps of the business management system are the ongoing monitoring and assessment of the external environment, the evaluation/validation of the strategic priorities and initiatives, the development of mid-range and annual operating plans, the execution of the annual operating plan and the ongoing monitoring and management of the business. In addition, the Board believes there is an appropriate internal control environment to identify, manage and mitigate risks.

          As a critical part of its risk management oversight role, the Board encourages full, open and ongoing communication with management. The Board regularly engages in discussions with management on strategic, operational and governance matters to ensure that risks are identified, managed and mitigated in a timely fashion. Senior management attends quarterly Board meetings and the Board also engages with members of the management team to review and discuss specific topics in addition to the quarterly meetings that provide the Board with evidence of risk management in practice.

          The Board implements its risk oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees have significant roles in carrying out the risk oversight and management function. Each committee is comprised entirely of independent directors and is responsible for overseeing risks associated with its respective area of responsibility.

          The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to accounting and financial reporting principles and policies and internal audit controls and procedures. The Audit Committee oversees the preparation by management of the financial statements and the independent audit thereof. It evaluates the performance and independence of outside auditors and selects appropriate outside auditors annually. The Audit Committee is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance. In addition, the Audit Committee discusses legal and compliance matters and assesses the adequacy of Company risk-related internal controls. The Audit Committee members meet separately with representatives of our independent auditing firm and the Internal Assurance leader.

          The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our compensation policies and programs. The Compensation Committee is responsible for determining salaries, incentives and other elements of total compensation for our executive officers, and it administers our various compensation and benefit plans to ensure sound pay practices with features that mitigate risk without changing the incentive nature of the compensation. A separate discussion regarding the risk considerations in our compensation programs, including the processes that have been put in place by the Compensation Committee and management to identify, manage and mitigate potential risks in compensation, can be found on page 29 of this proxy statement.

          The Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. The Governance and Nominating Committee is responsible for recommending director candidates to our Board, overseeing processes for shareholders to nominate director candidates, and evaluating the performance of directors, committees and the Board. The Governance and Nominating Committee is also responsible for developing, periodically reviewing and recommending corporate governance principles and procedures to the Board, and overseeing director orientation and continuing education.

          The Chair of each committee provides a committee report at each Board meeting that enables the Board to fulfill its risk oversight responsibilities. Since risk oversight is an ongoing process and inherent in the Company’s strategic and operational decisions, the Board also discusses risk in relation to specific proposed actions.

          Communications with the Board. The Board provides a process for shareholders to communicate with its members. The manner in which shareholders may send communications to the Board is set forth on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

          Board Evaluation. The Governance and Nominating Committee leads the Board in an annual evaluation of its performance as a board of directors.

          Code of Conduct. We have in place a code of ethics, known as the “MTS Code of Conduct,” that applies to our directors, officers, employees, and contractors. The Code sets forth guidelines for ensuring that all of our personnel act with the highest standards of integrity. The MTS Code of Conduct, as well as any waivers from and amendments to the Code, are posted on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Non-Employee Director Compensation

          In fiscal 2012, the Chairman of the Board received an annual retainer of $110,000 and all other non-employee directors each received an annual retainer of $40,000. The Chair of the Audit Committee received an additional $10,000 and the Chairs of the Compensation Committee and the Governance and Nominating Committee each received an additional $6,000 annually. Ms. Steinel, who chaired the Audit Committee/Special Purpose, also received an additional $88,000 for her leadership role with that special committee. In addition, committee members were compensated at a rate of $1,000 per meeting attended. Mr. Hegarty, who served as an advisor to the Audit Committee/Special Purpose, also received the meeting fee for his attendance at meetings of that special committee.

          Beginning in fiscal 2013, the committee meeting fee was eliminated from the director compensation package, and committee members (including Chairs) will each receive an additional retainer instead: $8,000 for service on the Audit Committee, $4,000 for service on the Compensation Committee, and $5,000 for service on the Governance and Nominating Committee. The annual retainer for non-employee directors (other than the Chairman) was increased from $40,000 to $45,000 in fiscal 2013 as well.

          Upon election or re-election to the Board at each of our annual meetings of shareholders, the Chairman of the Board receives an annual restricted stock award grant under our 2011 Stock Incentive Plan with the number of shares (rounded to the next whole share) equal to $110,000 divided by the closing price of our Common Stock on the date of the Annual Meeting. The annual grant of restricted stock received by all other non-employee directors upon election or re-election to the Board at each of our annual meetings of shareholders consists of the number of shares (rounded to the next whole share) equal to $80,000 divided by the closing price of our Common Stock on the date of grant. Each such annual restricted stock award vests as to one-third of the shares on the date of each of the three regular annual meetings of shareholders following the date of grant, provided such director continues to serve.

          If a non-employee director is appointed to the Board prior to the annual meeting of shareholders, the non-employee director may receive a pro-rated restricted stock award depending upon, among other things, the length of time until the next annual restricted stock award grant. Similarly, in fiscal 2012 Mr. Murray was granted a pro-rated restricted stock award when his status as independent director resumed following his service as the Company’s Interim Chief Executive Officer. If a non-employee director resigns, retires or otherwise terminates his or her service as a director following ten years of service as a director, all unvested shares of restricted stock will then vest. If a non-employee director retires, resigns or otherwise terminates his or her service as a director after having served fewer than ten years, any restricted shares that have not vested as of the date of termination of service will be forfeited. Non-employee directors are also reimbursed for travel expenses to Board meetings.

          The table below shows cash compensation paid to non-employee directors for fiscal 2012. The table also shows the dollar amounts recognized by us for financial statement reporting purposes during fiscal 2012 for restricted stock awards.

Director Compensation for Fiscal 2012

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)	Total ($)
David J. Anderson	135,000	125,061	4,960	265,021
Jean-Lou Chameau	62,000	80,032	4,428	146,460
Brendan C. Hegarty	94,000	80,032	4,428	178,460
Emily M. Liggett	50,000	80,032	3,705	133,737
William V. Murray (5)	11,000	40,032	2,891	53,923
Barb J. Samardzich	50,000	80,032	4,428	134,460
Gail P. Steinel	166,000	80,032	3,932	249,964

(1)	Includes annual retainer and committee meeting fees paid in cash, as well as amounts paid to Mr. Hegarty and Ms. Steinel for their service on the Audit Committee/Special Purpose.

(2)

Amounts represent aggregate grant date fair value during fiscal 2012 under FASB ASC Topic 718, based on the valuation and utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 29, 2012. On the date of our annual meeting of shareholders held in February 2012, Mr. Anderson was awarded 2,237 shares and each of Mr. Chameau, Mr. Hegarty, Ms. Liggett, Ms. Samardzich and Ms. Steinel was awarded 1,627 shares of restricted stock during fiscal year 2012 with a grant date fair value of $49.19 per share. Mr. Anderson was also awarded 377 shares of restricted stock with a grant date fair value of $39.85 per share, in recognition of his service as Chairman prior to the annual meeting, and Mr. Murray received 779 shares with a grant date fair value of $51.39 per share when his status as an independent director resumed.

(3)

As of September 29, 2012, the directors held the following number of restricted shares: Mr. Anderson –4,900; Mr. Chameau – 3,913; Mr. Hegarty – 3,913; Ms. Liggett – 3,539; Mr. Murray – 2,691; Ms. Samardzich – 3,913; and Ms. Steinel – 3,913.

(4)	Reflects cash dividends paid on unvested restricted stock awards in fiscal 2012.

(5)

Represents amounts paid to Mr. Murray as an independent director following his service as Interim Chief Executive Officer. Amounts paid to Mr. Murray as Interim Chief Executive Officer in fiscal 2012 are included in the Summary Compensation Table.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION
WITH THE “AUDIT COMMITTEE REPORT” BELOW.

          KPMG LLP (“KPMG”), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending September 28, 2013. Shareholder ratification of the appointment is requested. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the NASDAQ Stock Market, the ratification of the appointment of independent auditors by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors. In the event the appointment of KPMG is not ratified by the shareholders, the Audit Committee will make another appointment to be effective at the earliest feasible time.

          Representatives of KPMG are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

          The following table presents aggregate fees for professional services rendered by KPMG in fiscal years 2011 and 2012 for the audit of our annual financial statements and for other services.

	Fiscal Year ($000’s)

	2011	2012
Audit Fees(1)	$1,565	$1,349
Audit-Related Fees(2)	15	17
Tax Fees(3)	20	25
All Other Fees(4)	—	115
Total fees	$1,600	$1,506

(1)	Includes annual audit of consolidated financial statements, certain statutory audits and Sarbanes-Oxley Section 404 attestation services.
(2)	Audit-related fees consist of fees for audits of our employee benefit plan.
(3)	Tax fees consist of fees for tax compliance and tax consultation services.
(4)	All other fees are related to an enterprise risk management assessment.

          The amounts in the table do not include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described in the table. The Audit Committee has determined that the provision of the services identified in the table is compatible with maintaining the independence of KPMG.

Pre-Approval Policy

          The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL
TO RATIFY THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

          The Audit Committee is presently composed of three directors who are independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

          Management is responsible for our internal controls over the financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports on such audit. The Audit Committee’s responsibility is to monitor and oversee these processes.

          Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

          In reviewing our fiscal 2012 audited consolidated financial statements, the Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61. KPMG also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence.

          Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012, which was filed with the SEC on November 28, 2012.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Gail P. Steinel (Chair)	Jean-Lou Chameau	David J. Anderson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

          We are a leading global supplier of test systems and industrial position sensors. Our operations are organized and managed in two business segments, the Test segment and the Sensors segment. The Test and Sensors segments represented approximately 80% and 20%, respectively, of our revenue for fiscal 2012. Sales outside of the United States, including export sales from U.S. businesses, accounted for approximately 75% of our revenue in fiscal 2012.

          Our compensation policies and objectives during fiscal 2012 were influenced by a variety of factors, including a particularly strong sales performance by our Test segment and the successful resolution of the investigation initiated in January 2011 by the U.S. Department of Commerce and the U.S. Attorney’s Office for the District of Minnesota, which was resolved by a Settlement Agreement entered into on August 30, 2012.

          Compensation actions were also influenced by a number of additions to our executive officer ranks during the fiscal year, with a new Chief Executive Officer and Chief Human Resources Officer hired and with the addition of a General Counsel/Chief Compliance Officer, and internal promotions that led to the positions of Senior Vice President of the Test segment and Chief Information Officer. Attracting and retaining top talent became particularly important during these transitions and to pursue our strategic growth opportunities.

          Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2012 as approved by the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”), with counsel from its independent compensation consultant, Towers Watson:

•	Strong Performance-Based Compensation Awards and Payouts. Our executive compensation is tightly linked with performance.

•

As with past years, we adopted an Executive Variable Compensation (EVC) Plan through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial objectives for fiscal 2012, recommended by the Committee and approved by the Board, that are designed to challenge the named executive officers to high performance.

•

The Committee actively considers the impact of unusual or one-time events on our financial performance in setting the performance goals under the EVC Plan. The Committee chose to calculate payouts under the EVC Plan to our named executive officers for fiscal 2012 performance by excluding the expenses associated with the settlement of the U.S. government investigation. The Committee exercised its discretion to calculate payouts in this fashion because most of the named executive officers were not involved in the actions that prompted the U.S. Department of Commerce investigation and related suspension imposed by the U.S. Department of the Air Force because they were either not employed by the Company at that time or were not in the positions of management that they are now, and the Committee believed that the adjusted financial results more accurately reflected the named executive officers’ performance in fiscal 2012.

	•	In accordance with our standard policy, since the EPS target in the EVC Plan was not achieved, no individual bonus exceeded 100% of that executive’s target amount.

•

As named executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company, business unit, and individual performance.

•

The Committee targets annual base salaries around the median base salaries of salary survey data, with the EVC Plan designed to allow the named executive officer to earn above-target compensation only when the named executive officer delivers, and as a Company we deliver, performance that is also above target.

•

Long-Term Incentive Awards that Provide Value to the Shareholders as Well as the Executive. The Committee resumed its practice from years prior to fiscal 2011 of granting a mix of stock options and restricted stock units to the named executive officers to provide balanced growth-oriented incentives aligned with our shareholders’ interests. The Committee also made inducement grants to each of Mr. Graves, Mr. Mahon and Ms. Trecker when they commenced employment with the Company (Mr. Baker, who also became an executive officer in fiscal 2012, had been previously employed by the Company and became a Senior Vice President through promotion). These inducement grants increase the new hire’s alignment with the shareholders’ interests more quickly than would be the case if we relied solely on annual grants that vest over time.

•

Appropriate Comparisons. As part of our salary structure analysis, we compare market data, adjusted for revenue size, to current base salaries. As in past years, the Committee conducted a proxy review based on comparator companies and then requested Towers Watson to review management’s processes to set salary ranges for our U.S.-based named executive officers. The Committee has also adopted the practice of analyzing German market data for the base salary for Joachim Hellwig, our named executive officer who resides in Germany.

•

Stock Ownership Expectations. Our compensation programs encourage employees to build and maintain an ownership interest in the Company. We have established specific stock ownership guidelines for named executive officers, which are reviewed annually by the Committee.

•	Emphasis on Quality Compensation Practices. We renewed our commitment to several significant compensation practices that we believe contribute to good governance.

•

Our EVC Plan and 2011 Stock Incentive Plan both contain a recoupment or “clawback” provision. These clawback provisions require a named executive officer to forfeit and allow us to recoup any payments or benefits received by the named executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, and breach of an agreement between us and the named executive officer.

•

The compensation consultant is retained directly by and reports to the Committee. The compensation consultant does not provide any services to management personally and had no prior relationship with any of our named executive officers.

•

Change in Control and Severance Agreements. We have entered into Change in Control Agreements with Messrs. Graves, Baker, and Mahon and Mmes. Knight and Trecker in order to attract and retain our key talent, to remain competitive with the marketplace, and to ensure that they focus on the interests of shareholders in the face of uncertainties that could arise in connection with a potential merger or acquisition. In addition, we have entered into Severance Agreements with our newly hired named executive officers that provide severance benefits upon a termination of employment other than voluntary resignation without good reason or termination by the Company for cause. These agreements are in line with benefits that are typically provided in the market to attract and retain new executives.

Named Executive Officers in Fiscal 2012

          Our named executive officers for fiscal 2012 consist of the following persons, including the two persons who served as our Chief Executive Officer during the fiscal year, the person who served as our Chief Financial Officer during the fiscal year, and our Company’s three other mostly highly paid executive officers:

•	Jeffrey A. Graves, Chief Executive Officer;

•	William V. Murray, Interim Chief Executive Officer;

•	Susan E. Knight, Senior Vice President and Chief Financial Officer;

•	Arthur R. Baker III, Senior Vice President, Test;

•	Steven G. Mahon, Senior Vice President, General Counsel and Chief Compliance Officer; and

•	Kristin E. Trecker, Senior Vice President and Chief Human Resources Officer.

In addition, we are presenting information in this proxy statement regarding the compensation of Joachim Hellwig, our Senior Vice President, Sensors, who was the fourth most highly paid executive officer in fiscal 2012 other than the Chief Executive Officer and Chief Financial Officer. Mr. Hellwig has consistently been a named executive officer in the past and will likely be a named executive officer in future years when inducement grants of equity to new executive officers may not be a significant factor in executive compensation. References in this Compensation Discussion and Analysis to named executive officers include Mr. Hellwig.

Executive Compensation Philosophy and Objectives

          Our philosophy for compensating executives is to provide fair total cash compensation consistent with job markets in which we compete and reward performance. Compensation levels for the named executive officers reflect base salary for the executive’s role at our Company, the market value of the position, performance in that position and the opportunity for additional rewards when we either meet or exceed business objectives that are supportive of the business strategy. To attract and retain the best people, we offer meaningful rewards when executives, their business unit, and the Company as a whole achieve specific business goals or when stellar individual performance is demonstrated. Performance rewards fluctuate based on the results of established objectives and provide executives with the opportunity to earn additional compensation beyond their base salary.

          We structure our compensation components to support our overall compensation philosophy and the following executive compensation objectives:

•	establish and maintain a systematic compensation program whereby executives are compensated in relation to their level of responsibility and work performance;

•	maintain a program that will enable us to attract and retain qualified and competent executives;

•	provide flexibility within the compensation program to meet changing competitive and economic conditions;

•	maintain equitable and consistent relationships between positions within the Company;

•	ensure that compensation policies and practices are consistent with effective risk management; and

•	align executive and shareholder interests.

We believe our compensation philosophy and objectives reflect a responsible balance of competitive compensation, sound risk management and accountability to shareholders.

Chief Executive Officer Position

          Mr. Graves’s appointment as the Chief Executive Officer was effective on May 7, 2012. In connection with his appointment, the Company entered into a Letter Agreement with him, dated March 31, 2012, that set forth the following elements of compensation: an annual salary of $600,000, a signing bonus of $300,000 in cash, and restricted stock units with a value of $311,000. In addition, the Letter Agreement provides that Mr. Graves will be eligible to participate in the EVC Plan with a target incentive payment amount equal to 70% of his actual base salary paid, with a guaranteed minimum EVC Plan payment for fiscal 2012 at the target level, based on the actual base salary paid during the partial fiscal year, and to receive an annual equity award with a target amount equal to 130% of his actual base salary paid. Mr. Graves also entered into a Change in Control Agreement and a Severance Agreement when he commenced employment, as described under Potential Payments Upon Termination or Change in Control.

          In making these compensation decisions in connection with the offer of employment to Mr. Graves, the Committee considered competitive market data, with the assistance of its compensation consultant; Mr. Graves’s track record of leadership success; and the technical skills and knowledge Mr. Graves was bringing to our Company. As with our other named executive officers, Mr. Graves’s compensation package is balanced between short- and long-term payouts and emphasizes performance-based pay.

          Mr. Murray’s compensation as Interim Chief Executive Officer in fiscal 2012 consisted of his annualized base salary of $590,000, which was paid for 60 days beyond the termination of Mr. Murray’s service in that role when Mr. Graves was appointed, and his annualized bonus of $410,000. In addition, Mr. Murray was granted a performance-based bonus opportunity in November 2011 that had a maximum value of $770,000, payable 70% in the form of restricted stock units granted under our 2011 Stock Incentive Plan and 30% in the form of cash.

          The performance period for the bonus began on October 1, 2011 and ran until the termination of the Interim Chief Executive Officer position. The performance objectives included a combination of financial goals for the Company for fiscal 2012 and strategic and operational goals. The financial goals included quarterly targets for revenue, gross margin, EBIT and EPS, and the strategic and operational goals encompassed activities related to compliance and ethics, organizational leadership, investor relations, product introductions and delivery, strategic planning and Board functioning.

          Upon the termination of the Interim Chief Executive Officer role, the Committee measured Mr. Murray’s performance against the performance goals, which were adjusted as necessary to reflect the length of the performance period, and determined the percentage of the $770,000 total opportunity that would be paid if the performance period had been an entire year. This annualized amount was then adjusted to reflect the portion of a year that Mr. Murray had served since his appointment on August 25, 2011. On that basis, Mr. Murray received 56% of the total bonus opportunity, resulting in a cash payment of $129,360 and 7,886 restricted stock units that were deemed earned and were then settled in shares of common stock on August 25, 2012.

Information Used in the Compensation Process

          Compensation Consultant

          Under the Committee’s charter, the Committee has the authority to select, retain and compensate executive compensation consultants and other experts as it deems necessary to carry out its responsibilities.

          For assistance with fiscal 2012 compensation, the Committee engaged Towers Watson to provide it with information regarding compensation of executive officers, non-executive officers and directors. Specifically, Towers Watson was asked by the Committee to (1) review the analysis prepared by our management of executive compensation for each cash component of compensation (base salary and short-term incentive compensation) and provide feedback regarding management’s analysis of compensation-related data, (2) provide information regarding competitive compensation values of long-term incentive compensation to help the Committee in deliberations related to long-term equity decisions, (3) provide information to aid with the compensation decisions made in conjunction with hiring Mr. Graves, Mr. Mahon and Ms. Trecker, (4) review and provide information on the comparator group used to confirm survey data related to some of our named executive officer positions, and (5) review the compensation package for our directors and recommend changes.

          Determining Competitive Compensation

          The Committee annually assesses “competitive market” compensation for each component of compensation using a number of sources.

          The Committee went through much the same process as in prior years reviewing relevant information relating to base salaries. For fiscal 2012, as in past years, our management developed a base salary benchmark tool for the Committee based upon executive salary survey data that was adjusted for comparability by business, revenue, executive position, and age of data. For fiscal 2012, executive salary survey data for U.S.-based executives was obtained from the Towers Watson CSR Top Management Compensation Survey – U.S. and the Mercer Benchmark Database Executive Compensation Survey. For Mr. Hellwig, who resides in Germany, executive salary survey data was obtained from the Towers Watson General Industry Survey for Germany. The results of the benchmark tool were then referenced against proxy compensation data from our comparator group, described below, which is used as a supplemental data source. Towers Watson then reviewed the benchmark tool to give the Committee feedback regarding the methodology.

          For each position, the base salary benchmark tool produces a median and a competitive salary range, with the minimum and maximum end of the range at approximately 80% and 120% of the median, respectively. The Committee used the benchmark tool to assess the median and range of competitive salaries for fiscal 2012 and compared these to the base salaries for the named executive officers to determine the need for adjustments.

          Our direct competitors are either privately owned companies or business units within much larger public companies. A broad and reliable base of compensation data from these companies is not readily available. Accordingly, the comparator group we use to confirm the base salary data from our benchmark tool consists of durable goods manufacturing companies, most of which do not compete with us directly but several of which compete with us for management talent. Our comparator group is reviewed on an annual basis by the Committee. Our comparator group for fiscal 2012 consists of the following companies:

Actuant Corporation	Hurco Companies Inc.
Arctic Cat Inc.	Measurement Specialties Inc.
Axcelis Technologies Inc.	Methode Electronics, Inc.
Badger Meter Inc.	Mettler-Toledo International Inc.
Brooks Automation Inc.	MKS Instruments Inc.
Cabot Microelectronics Corp	Moog Inc.
Cognex Corporation	National Instruments Corporation
Cohu Inc.	Perceptron Inc.
CTS Corporation	Roper Industries Inc.
CyberOptics Corporation	Symmetricom Inc.
ESCO Technologies Inc.	Tennant Company
FARO Technologies Inc.	Teradyne Inc.
Graco, Inc.

          For short-term cash incentive compensation, which for fiscal 2012 was delivered to the named executive officers through the EVC Plan, the Committee also reviewed market data and executive salary survey information that had been compiled and adjusted by management and Towers Watson. For each of the named executive officers, other than Mr. Hellwig, the Committee compared the target amounts under the EVC Plan for fiscal 2012 to the survey information relating to median amount of non-salary cash compensation paid to executive officers as a percentage of base salary.

          Additionally, Towers Watson prepares for the Committee an annual analysis of long-term equity incentive compensation. The analysis includes a market review of our equity grant structure, comparing the value of our long-term incentive award guidelines to market data. For fiscal 2012, comparative information was obtained from the Towers Watson CSR Top Management Compensation Survey for companies with revenues less than $1 billion. The Committee used this data to establish competitive guideline ranges and median values for equity awards to the named executive officers.

          Role of Management

          In determining compensation for named executive officers, other than the Chief Executive Officer, the Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other named executive officers and the results of performance evaluations. The Chief Executive Officer also recommends to the Committee the base salary for all named executive officers (other than his or her own) and, in developing his or her recommendations, may request input from the Chief Human Resources Officer from time to time relating to base salaries of those named executive officers. The Chief Executive Officer, Chief Financial Officer and the Chief Human Resources Officer develop recommendations for the Committee regarding the financial performance goals under the EVC Plan and the minimum, target and maximum levels of achievement of the performance goals. The Chief Executive Officer, Chief Human Resources Officer, and General Counsel/Chief Compliance Officer are invited to attend meetings of the Committee from time to time. No named executive officer attends any independent director executive session of the Committee or is present during deliberations or determination of his or her compensation.

          The Committee establishes the compensation for the named executive officers, other than the Chief Executive Officer. With respect to the Chief Executive Officer, the Committee makes recommendations to the independent directors of the Board of Directors.

          Shareholder Vote

          At our last annual meeting of shareholders held on February 8, 2012, we asked our shareholders to approve, by advisory vote, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that annual meeting. The proposal was approved by our shareholders with a “for” vote of 96% of votes cast. In light of the overwhelming approval by our shareholders of our named executive officers’ compensation, the Committee did not make changes in our compensation policies and practices in response to the shareholder vote. The Committee continues to evaluate and adjust the Company’s compensation practices as it deems appropriate to advance the best interests of the Company and its shareholders.

Components of Compensation

          During fiscal 2012, the components of our executive compensation programs consisted of base salary, short-term cash incentive, long-term equity incentive, broad-based benefits and other perquisites. The named executive officers were eligible to participate in the same benefit programs as were available to our other salaried employees working in the same countries.

          In the following table we have outlined our main objectives regarding:

•	Why we choose to pay each component;

•	The basis for payment of each component or what each component is designed to reward; and

•	How we determine the amount for each component.

Element of Compensation	Why Component Is Paid & Basis for Component			How Component Is Determined for Named Executive Officers

Base Salary	To provide a fixed level of competitive income, based on:			Within range of competitive pay, targeted to median of market data
	•	the individual’s scope of responsibility

	•	the individual’s level of performance and experience

Short-Term Cash Incentive	To provide focus and rewards for achievement of fiscal year financial goals:			Performance based

	•	EVC Plan, with Committee-determined performance goals and minimum/target/maximum levels of achievement for each named executive officer

	•	Performance goals for fiscal 2012:

		—	Earnings Per Share (“EPS”) weighted at 30%

		—	Earnings Before Interest and Taxes (“EBIT”) weighted at 30%

		—	Revenue weighted at 25%

		—	Orders weighted at 15%

Long-Term Equity Incentive	To provide an incentive for delivering long-term shareholder value, to align interests of executives and shareholders, and to retain executives			Value of equity awards designed to be within the range of competitive pay, targeted to median of market data

	•	Value of awards determined with reference to grant guideline ranges

	•	Value based on recipient’s responsibilities, individual performance, previous awards granted and progress toward satisfying the stock ownership guidelines

	•	Delivered through stock options, restricted stock units (RSUs), or a combination thereof, each vesting in equal installments over a 3-year period

Element of Compensation	Why Component Is Paid & Basis for Component		How Component Is Determined for Named Executive Officers

Benefits	To provide competitive retirement and health benefits		Based upon competitive market

U.S.-based named executive officers participate in most of the same benefit plans made available to our other U.S.-based salaried employees. They include:

	•	Retirement savings plan with a Company match and annual fiscal year contribution as a percentage of earnings

	•	Disability and life insurance

	•	Health and welfare (medical, vision and dental)

U.S.-based named executive officers also are eligible to participate in our non-qualified Executive Deferred Compensation Plan, which allows us to provide non-qualified benefits that are identical to the tax-qualified plan benefits but on income above the allowable level of the qualified plans.

Perquisites	To provide limited executive perquisites

	•	All of our named executive officers received either a car allowance or use of a Company-owned automobile	Based upon competitive market

Determining Mix of Compensation

          The Committee does not have a set policy or formula for weighting the elements of compensation for each named executive officer. Instead, the Committee considers market factors relevant to that executive and his or her tenure, role within the Company and contributions to the Company’s performance. In general, as named executive officers assume greater responsibility, a larger portion of their total cash compensation is payable as short-term cash incentive, which is variable based on performance, as opposed to base salary, and a larger portion of their total direct compensation (that is, compensation other than benefits and perquisites) comes in the form of long-term equity incentive.

          For fiscal 2012, the number of new named executive officers, most serving partial years and receiving inducement grants of equity and cash signing bonuses upon commencement of employment, required the Committee to be particularly flexible with determining the mix of compensation for each named executive officer. As it does in all other situations, the Committee considered each situation individually and made decisions designed to attract and retain top talent while creating incentives for the creation of shareholder value.

Fiscal 2012 Base Salaries

          The Committee determines base salaries for named executive officers, other than the Chief Executive Officer, and makes recommendations to the independent directors of the Board regarding the base salary of the Chief Executive Officer. These recommendations are based upon a number of factors, including competitive salaries and individual performance. Annual recommendations for named executive officers continuing their employment are made in November of each year, and any resulting adjustments to base salaries take effect in the following January.

          As in prior years, the Committee reviewed base salary datasets developed by our management and Towers Watson as the Committee considered appropriate starting salaries for new named executive officers and adjustments to base salaries for fiscal 2012 applicable to continuing named executive officers. These datasets provided the Committee with information regarding a median level of base salary for each named executive officer position and a range of competitive base salaries. In fiscal 2012, the salaries paid to executives in the grade levels below the Chief Executive Officer level in the Company’s salary structure were increased by an average of 1.1%.

          Additionally, we have a systematic approach for evaluating the performance of our named executive officers, with base salary adjustments affected primarily by the performance evaluation for the prior fiscal year. The process begins by establishing specific, individualized performance goals at the beginning of the fiscal year for each named executive officer, as well as identifying or reaffirming the core competencies of the position. The Chief Executive Officer proposes individual performance goals for himself or herself that are reviewed by the Committee and approved by the independent members of the Board. The Chief Executive Officer works with each of the other named executive officers to establish appropriate performance goals for that individual. These individual performance goals relate to our customers and our market, organizational improvements, and financial measures.

          The Chief Executive Officer regularly provides reports and updates throughout the year regarding his or her progress toward achievement of these individual performance goals. The performance of the named executive officer is assessed by the independent directors of the Board, in the case of the Chief Executive Officer, or by the Chief Executive Officer, in the case of the other named executive officers. As part of this performance review, the independent directors of the Board or the Chief Executive Officer, as the case may be, considers the named executive officer’s demonstration of competencies of that executive’s role and achievement of the individual performance goals established for that fiscal year.

          The following table shows the base salaries for the named executive officers for fiscal 2012 (other than Mr. Murray), as well as the proximity of the fiscal 2012 base salary to the median of the market data for the same or similar position.

Named Executive Officer	Fiscal 2012 Annualized Base Salary	Fiscal 2012 Annualized Base Salary as a Percent of Median of Base Salary Comparable
Jeffrey A. Graves	$600,000	98%

Susan E. Knight	$340,009	110%

Arthur R. Baker III	$287,000	106%

Steven G. Mahon	$325,000	105%

Kristin E. Trecker	$275,000	112%

Joachim Hellwig (1)	€253,513	108%

(1)		Annualized base salary in euros for fiscal 2012 is approximately $322,684, using the average exchange rate of $1.27285 for fiscal 2012.

Design of EVC Plan and Review of 2012 Performance

          Under the EVC Plan, the named executive officers were eligible for cash bonuses depending upon our financial performance as compared to four performance goals and market competitive short-term incentive targets appropriate to their position. The four performance goals selected by the Committee and approved by the Board for fiscal 2012 were generally the same as were selected for fiscal 2011, except that the Working Capital as a Rate to Revenue measure used in fiscal 2011 was replaced with Orders for fiscal 2012. The Committee believes that focusing on Orders is appropriate to achieve overall Company growth and improve shareholder value. The Committee also weighted the four performance goals for fiscal 2012 in the same manner as for fiscal 2011. The minimum, target and maximum amounts selected for each goal, however, were more challenging for fiscal 2012 than they were for fiscal 2011: the minimum performance required to receive any payout was higher than the previous year’s actual performance, and target performance required a minimum 10% growth over the previous year’s actual performance.

          The Committee determined the performance goals under the EVC Plan as part of our annual planning process and selected these four performance goals as critical to our success in fiscal 2012. The Committee believes the combination of performance goals selected for the EVC Plan provide an appropriate balance between earnings-related and growth goals while also focusing on shareholder value. The following is a summary of the four performance goals and their relative weighting:

Goal	Description	Weight
EPS	Earnings per share for fiscal 2012	30%

EBIT	Earnings before interest and taxes for fiscal 2012	30%

Revenue	Revenue for fiscal 2012	25%

Orders	The total contractual intentions to sell products and services in fiscal 2012	15%

          At the time the goals were set, the Committee considered whether certain potential business events should be included or excluded in the calculation of the results for purposes of determining EVC Plan payouts for the fiscal year but determined that no such adjustments should be made. Accordingly, performance under the EVC Plan measures was to be evaluated against actual Company performance without adjustment.

          For Messrs. Graves and Mahon and Mmes. Knight and Trecker, all performance goals were total Company measures. For Messrs. Baker and Hellwig, the EPS performance goal was a total Company measure, but the remaining measures were determined based upon achievement by the Test segment or the Sensors segment, respectively. The Committee established performance goals based on segment (rather than total Company) performance for these two executives to reflect their accountability for the performance of that segment. The Committee also believes that the leader of the segment has a meaningful opportunity to directly impact the achievement of the performance goals through his individual performance as the leader of that segment.

          The Committee also established minimum, target and maximum levels of achievement for each of the performance goals. Achievement of any of the performance goals at less than target level would result in a decreasing bonus until the achievement fails to meet the minimum performance level. Minimum performance represents the level above which 50% payout would begin and below which the named executive officer would be entitled to no payout relating to that goal. Regardless of the achievement as compared to the performance goals, payouts relating to each performance goal under the EVC Plan was capped at two times and therefore, no participant could receive a payout more than 200% of the weighting assigned to that performance goal.

          In addition, since the Committee believes the EPS performance goal provides a strong link between the incentive program and shareholder value, if the target level of EPS achievement was not met, EVC Plan participants would be limited to target payout under the plan regardless of the results of other performance goals. Within this provision of the EVC Plan, if the EPS target is not met an executive may receive a payout in excess of 100% for an individual performance goal so long as the executive’s payout under the EVC Plan is not in excess of 100% of target, in the aggregate.

          The table below shows the bonus amounts as a percentage of their respective base salaries that would be earned by the named executive officers under the EVC Plan upon our achievement of the target and maximum for each performance goal.

Named Executive Officer	% of Fiscal 2012 Base Salary at Target Achievement	% of Fiscal 2012 Base Salary at Maximum Achievement
Jeffrey A. Graves	70%	140%

Susan E. Knight	50%	100%

Arthur R. Baker III	40%	80%

Steven G. Mahon	50%	100%

Kristin E. Trecker	35%	70%

Joachim Hellwig	35%	70%

          Target levels of achievement of each performance goal were set based on the expected results for fiscal 2012 under our annual operating plan. The performance levels for minimum payout amounts were set at the previous year’s performance. The performance levels for maximum payout amounts were set at 120% of target performance. The EVC Plan is designed so that payout should occur 80% of the time for any one goal.

          The differences among the named executive officers of the bonus opportunity at the target level was primarily a function of their position within our Company and the corresponding grade level assigned to that position. Named executive officers with the same grade level were assigned the same bonus opportunity at the target level. The Committee has historically set the bonus opportunity at the target level at the same percentage for the same positions each year, with adjustments being made annually to the other primary factors affecting payout under the EVC – base salaries and the performance goals. However, the Committee reviews, primarily for trend information, data from our compensation survey analysis and our group of comparator companies relating to the median short-term compensation earned at comparable companies by executive officers in comparable positions.

          The table below sets forth for fiscal 2012 the corporate minimum, target, and maximum levels for each performance goal as established under the EVC Plan, as well as the actual achievement of that performance goal for fiscal 2012 and the percentage of the target level of that achievement.

Corporate Goal (1)	Minimum(2)	Target	Maximum	Result	Percent of Target Achieved
EPS	$3.24	$3.74	$4.49	$3.23	86%

EBIT (in 000)	$74,220	$90,000	$108,000	$80,778	90%

Revenue (in 000)	$467,368	$540,000	$648,000	$542,256	100%

Orders (in 000)	$540,023	$600,000	$720,000	$565,327	94%

(1)

Specific segment performance goals and their corresponding minimum, target and maximum amounts are not disclosed due to the competitive harm of such disclosure. In general, the Committee sets target goals for the segments to be achievable if the segment executes its business plan reasonably well, minimum goals should be achieved a majority of the time, and maximum goals will be very challenging to meet.

(2)	Represents the hurdle performance required at which 50% payout begins.

          Based on the results for fiscal 2012, the potential payouts to each named executive officer under the EVC Plan by performance goal, without adjustment to exclude the impact of the U.S. government investigation, would have been calculated as follows based upon their respective fiscal 2012 base salaries:

		Named Executive Officer and Potential Payout Attributable to Performance Goal(1)
Performance Goal	% Payout Achieved	Susan E. Knight	Arthur R. Baker III(2)	Steven G. Mahon	Kristin E. Trecker	Joachim Hellwig(2)
EPS	0%	-	-	-	-	-

EBIT	71%	$35,882	$44,125	$33,444	$12,577	-

Revenue	102%	$43,128	$35,559	$40,198	$15,117	-

Orders	71%	$17,991	$14,519	$16,769	$6,306	-

Total	92%	$97,001	$94,203	$90,411	$34,000	-

Total as % of Target		57%	84%	57%	57%	0%

(1)	Mr. Graves’s Letter Agreement provides for a guaranteed minimum payout of 70% of base salary paid for fiscal 2012, which results in a payout of $161,538.

(2)

Achievement of the performance goals relating to EBIT, Revenue and Orders for corporate performance for fiscal 2012 does not apply to Mr. Baker or Mr. Hellwig. Amounts attributable to each of these measures represent amounts attributable to actual achievement in fiscal 2012 by the Test segment and Sensors segment, respectively, of the performance goal noted.

          When the Committee evaluated these results at the end of fiscal 2012, it decided to re-calculate the results by excluding the expenses associated with the settlement of the U.S. government investigation. The Committee believed that the impact of the one-time settlement expense yielded EPS and EBIT numbers that did not reflect the operating performance achieved by the current executive officers and that it was equitable to make adjusted payments. The actual amounts paid to each named executive officer under the EVC Plan for fiscal 2012 following the Committee’s exercise of discretion were as follows:

Named Executive Officer	Actual Payout

Jeffrey A. Graves	$161,538(1)

Susan E. Knight	$156,496

Arthur R. Baker III	$112,707(2)

Steven G. Mahon	$145,863

Kristin E. Trecker	$54,854

Joachim Hellwig	$31,916(3)

(1)	The bonus amount for Mr. Graves is equal to the guaranteed minimum amount provided in his Letter Agreement.

(2)	The bonus amount for Mr. Baker was capped at target as our plan restricts overranging in the event that the EPS goal is not achieved.

(3)	Currency converted from euros to U.S. dollars using the average exchange rate of $1.27285 for fiscal 2012.

The Committee believes that the re-calculated amounts more accurately reflect the Company’s and named executive officers’ performance in fiscal 2012 than the amounts calculated with reference to achievement of the unadjusted financial objectives.

Fiscal 2012 Long-Term Incentive Awards

          In fiscal 2012, our annual long term-incentive awards consisted of stock options and restricted stock units granted at the discretion of the Committee for the named executive officers other than the Chief Executive Officer and approved by the independent directors of the Board for the Chief Executive Officer. In fiscal 2011, only stock options were granted in order to closely align the executives’ results with those of the shareholders regardless of the outcome of the U.S. government investigation, but with the increased level of certainty experienced by the Company in May 2012 when fiscal 2012 grant decisions were being made, the Committee chose to revert to its practice of granting both stock options and restricted stock units. The Committee granted stock options because of their strong alignment with shareholder value but also granted restricted stock units because of the retention benefits presented by restricted stock units. The awards were weighted 50% stock options and 50% restricted stock units, using a ratio of three options for every restricted stock unit.

          In determining the number of shares to grant, the Committee reviewed the equity grant structure developed for fiscal 2012, which established grant guideline ranges (minimum, target, and maximum) for each named executive officer based upon Towers Watson’s analysis of market data. The grant guideline range was between 67% and 133% of the target opportunity. Towers Watson provided the Committee with information as to the dollar value and number of options and restricted stock units necessary to provide compensation comparable to the median of market for comparable positions for each named executive officer.

          After reviewing this information, the Committee and independent directors awarded an aggregate value in fiscal 2012 that was comparable to what was awarded to the named executive officers in fiscal 2011 in the aggregate. The value of awards to individual named executive officers varied somewhat from their respective awards in fiscal 2011 and from their respective target amounts to reflect scope of responsibility, individual performance, previous awards granted, and progress toward satisfying the stock ownership guidelines. The Committee did not quantify or assign weights to these other criteria. The individual awards ranged from 72% to 120% of target.

          The following table shows for each of the named executive officers the number of shares underlying the equity awards and the aggregate value of the awards, as well as a comparison to the target amount established for each position. These awards were approved by the Committee and the Board in May 2012 and, under our equity grant policy, granted on the first business day of the fiscal fourth quarter (July 2, 2012). The options are all non-qualified stock options that vest in incremental installments of one-third per year commencing on the first anniversary of the date of grant and expire five years after the date of grant. The restricted stock units vest in incremental installments of one-third per year commencing on the first anniversary of the date of grant.

Named Executive Officer	Number of Shares Underlying Stock Options	Number of Restricted Stock Units	Aggregate Value of Awards	Value of Awards as Percent of Target Award Value
Jeffrey A. Graves	28,790	9,600	$614,653	72%

Susan E. Knight	11,000	3,670	$234,925	110%

Arthur R. Baker III	6,000	2,000	$128,070	89%

Steven G. Mahon	10,000	3,340	$213,713	100%

Kristin E. Trecker	5,000	1,670	$106,857	100%

Joachim Hellwig	6,000	2,000	$128,070	120%

Compensation Policies

          Equity Incentive Grant Policy. The Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity incentives. Accordingly, the Committee has developed a formal policy relating to the grant of equity incentives. Our policy is that grants of equity incentives, other than new hire grants, will be made by the Committee once per year. Our practice has been that the Committee meets in May each year in order to approve the awards and, as specified in our grant policy, the awards will have a grant date that is the first business day of the fiscal fourth quarter. Equity incentive awards to our Chief Executive Officer are approved by the independent directors of the Board following a recommendation by the Committee. Our policy is that the grant date for awards made by the Committee to new hires will be the 15th day of the month following the month of hire or, if the market is closed that day, the first business day prior thereto in which the market is open.

          Under the grant policy, the Committee may delegate authority to make awards to a subcommittee consisting only of independent directors or to one or more executive officers. The Committee delegated authority to the Chief Executive Officer to make awards of stock options, restricted stock units or a combination of stock options and restricted stock units, other than to our executive officers, under our 2011 Stock Incentive Plan on July 2, 2012, the first business day of the fourth quarter of fiscal 2012. In connection with this delegation of authority, the Committee limited the awards to 265,000 shares of stock, with each restricted stock unit granted reducing the total shares available for grant by 2.5 shares.

          Executive Compensation Clawback Policy. We added a recoupment or “clawback” provision to our EVC Plan that was approved by shareholders at the fiscal 2009 annual meeting of shareholders. Our 2011 Stock Incentive Plan contains a similar provision. These clawback provisions require an executive officer to forfeit and allow us to recoup from the executive officer any payments or benefits received by the executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, and breach of an agreement between us and the executive officer.

          Stock Ownership Guidelines. To align our named executive officers’ interests with our shareholders’ interests, the Committee expects our named executive officers to acquire significant equity ownership in the Company. Accordingly, we have adopted stock ownership guidelines requiring each named executive officer to achieve an equity ownership level equal to a specified multiple of his or her base salary within five years of being appointed as a named executive officer or within five years of change in named executive officer status resulting in an increased required level of ownership. The minimum equity ownership levels as a multiple of base pay are as follows: five times for the Chief Executive Officer; three times for the Chief Financial Officer and any Senior Vice President; and one time for other named executive officers.

          Our independent directors have also imposed upon themselves a guideline for achieving significant equity ownership. Our independent directors are expected to achieve an ownership of our Common Stock equal to a minimum of five times their annual cash retainer.

          The following types of share ownership are counted toward satisfaction of our equity ownership guidelines: (i) shares owned outright or controlled by the named executive officer or director or his or her immediate family members residing in the same household, (ii) shares acquired upon stock option exercise, (iii) shares held in our employee stock purchase plan, (iv) shares of restricted stock issued as part of an executive’s long-term compensation, whether or not vested, and (v) shares underlying restricted stock units only when vested and held.

          Although our named executive officers and directors are not required to meet the applicable guidelines until five years from the date he or she first becomes subject to the guidelines, the Committee reviewed the progress of the named executive officers and directors toward the ownership guidelines as of the end of fiscal 2012 and determined that all of the named executive officers and directors either met the ownership guidelines as required or were on track for meeting the ownership guidelines within the established timeframes.

          Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other most highly compensated executive officers (other than the Chief Financial Officer), unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. The EVC Plan and the 2011 Stock Incentive Plan have each been structured with the intention that our deduction for compensation paid under these plans would qualify as “performance-based compensation” and be tax-deductible to us under Section 162(m). The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage our business in the best interests of the Company and our shareholders. Under some circumstances, this practice may require us to pay compensation in excess of $1 million to certain key executives. Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions considered to be in our best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible under Section 162(m).

Compensation Committee Report

          The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Barb J. Samardzich (Chair)	Gail P. Steinel	Brendan C. Hegarty

Risk Considerations in Our Compensation Programs

          In fiscal 2012, management and the Compensation Committee continued to focus on responsible pay practices designed to produce positive results for the Company and its shareholders without encouraging excessive or inappropriate risk-taking. The following components of our compensation programs effectively reduce risk without reducing incentives:

•	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

•

Our compensation plan design and the governance processes work together to minimize exposure to excessive risk, while creating a focus on operational activities that contribute to long-term shareholder value creation;

•

The metrics used to determine the amount of a participant’s bonus under our short-term incentive plans focus on a combination of Company-wide metrics and business unit performance using a balance of profitability and capital efficiency measures;

•	Our bonus plans impose threshold and maximum payout levels on bonus awards to limit windfalls;

•	Commission-based payments represent a limited component of our historical overall compensation program;

•	Our programs include clawback provisions and allow the use of negative discretion for our named executive officers;

•	Our stock ownership guidelines discourage excessive risk taking; and

•	Our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

          In addition to continuing these programmatic safeguards in fiscal 2012, we engaged in an extensive review of incentive compensation policies and practices at the employee level for all of our worldwide locations. Based on our continued use of programmatic safeguards and on the results of the location-by-location analysis, we have concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Conflict of Interest Analysis

          Our Compensation Committee has considered the relationships that its compensation consultants have had with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity, and has determined that the work performed by its compensation consultants has raised no conflicts of interest.

Summary Compensation Table

          The following table sets forth the cash and non-cash compensation with respect to each named executive officer during the prior three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	Change In Pension Value And Non- Qualified Deferred Compen- sation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)

Jeffrey A. Graves	2012	230,768	300,000	689,074	236,605	161,538	—	129,371	1,747,356
President and Chief
Executive Officer
William V. Murray(6)	2012	380,062	436,860	539,021	—	—	—	74,731	1,430,674
Interim Chief	2011	49,922	34,167	—	—	—	—	12,663	96,752
Executive Officer
Susan E. Knight	2012	337,963	—	144,525	90,400	156,496	—	27,359	756,743
Senior Vice President,	2011	330,352	—	—	151,139	189,970	—	26,886	698,347
Chief Financial Officer	2010	323,627	—	91,584	63,932	235,503	—	25,843	740,489
Arthur R. Baker III	2012	281,768	—	78,760	49,310	112,707	—	28,682	551,227
Senior Vice President,
Test
Steven G. Mahon	2012	315,000	100,000	231,563	198,458	145,863	—	21,324	1,012,208
Senior Vice President,
General Counsel and
Chief Compliance
Officer
Kristin E. Trecker	2012	169,229	50,000	152,404	100,985	54,854	—	16,927	544,399
Senior Vice President,
Chief Human
Resources Officer
Joachim Hellwig(7)	2012	319,956	—	78,760	49,310	31,916	16,335	31,681	527,958
Senior Vice President,	2011	329,135	—	—	113,354	126,949	19,502	40,535	629,475
Sensors	2010	286,803	—	48,654	33,648	171,524	17,249	31,291	589,169

(1)

Amounts represent the inducement cash bonuses for Messrs. Graves and Mahon and Ms. Trecker. Amount for Mr. Murray represents the cash portion of his performance-based Interim Chief Executive Officer Bonus earned ($129,360) plus an inducement cash bonus for serving in the interim role ($307,500).

(2)

Amounts represent the aggregate grant date fair value of restricted stock units and stock options that were granted in each fiscal year as computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 29, 2012. Amount for Mr. Murray reflects the maximum value of his performance-based restricted stock units granted as a component of his Interim Chief Executive Officer Bonus.

(3)	Amounts awarded for fiscal 2012 performance under the EVC Plan and paid out in the first quarter of fiscal 2013. As in interim officer, Mr. Murray did not participate in the EVC Plan.

(4)	Represents increase in present value provided under the Employer Pension Commitment for Mr. Hellwig. We do not pay above-market or preferential earnings on non-qualified deferred compensation.

(5)	These amounts include all other compensation as described in the following table:

          Supplemental Table to the All Other Compensation Column

	Retirement Plan
Name	Match $	Fiscal Year Contribution $	Car(a) $	Payment for Unused Vacation(b) $	Life Insurance Premiums $	Relocation and Temporary Living Expenses(c) $	Spousal Travel(d) $	Total $

Jeffrey A. Graves	1,154	—	3,350	—	135	124,732	—	129,371
William V. Murray	7,350	—	6,700	—	322	46,859	13,500	74,731
Susan E. Knight	7,350	11,496	8,040	—	473	—	—	27,359
Arthur R. Baker III	7,350	11,496	8,040	1,526	270	—	—	28,682
Steven G. Mahon	1,500	11,496	8,040	—	288	—	—	21,324
Kristin E. Trecker	5,077	6,950	4,690	—	210	—	—	16,927
Joachim Hellwig			12,474	19,207	—	—	—	31,681

	(a)	Represents cash car allowance for Messrs. Graves, Murray, Baker and Mahon and Mmes. Knight and Trecker, and all expenses for Mr. Hellwig (as required by Mr. Hellwig’s employment agreement).

(b)

Represents cash payment to Mr. Hellwig for unused vacation (as required by his employment agreement), and for Mr. Baker, reimbursement of a nonrefundable vacation deposit due to need to cancel resulting from time-critical management activity in February 2012.

(c)

Represents expenses incurred for relocation by Mr. Graves to Minneapolis from his home in Pennsylvania including: interim housing in Minneapolis, utilities associated with interim housing, related living expenses, and travel by Mr. Graves to and from his home in Pennsylvania. For Mr. Murray, represents interim housing, related living expenses, and travel to and from his home in California.

	(d)	Represents expenses incurred for travel by Mr. Murray’s spouse to and from her home in California.

(6)

Represents amounts paid to Mr. Murray in the capacity of Interim Chief Executive Officer. Amounts paid to Mr. Murray as an independent director following his service as Interim Chief Executive Officer are included in the Director Compensation for Fiscal 2012 table on page 14.

(7)	Currency converted from euros to U.S. dollars using the average exchange rate of $1.27285 for fiscal 2012.

Grants of Plan-Based Awards in Fiscal 2012

          As reflected in the table below, the named executive officers (other than Mr. Murray) received three types of plan-based awards for their service in fiscal 2012: (a) a cash award under our EVC Plan, payable in the first quarter of fiscal 2013; (b) stock options granted on July 2, 2012 under the MTS Systems Corporation 2011 Stock Incentive Plan; and (c) restricted stock units granted on July 2, 2012 under the MTS Systems Corporation 2011 Stock Incentive Plan. Each of Mr. Graves, Mr. Mahon and Ms. Trecker also received inducement equity awards as new hires. Mr. Murray did not participate in the EVC Plan or receive one of the annual equity awards granted in July 2012, but the equity component of his Interim Chief Executive Bonus, which was granted on November 22, 2011 under the 2011 Stock Incentive Plan, is reported below.

          EVC Awards

          Under our EVC Plan, the named executive officers may receive cash payouts after the completion of each fiscal year if specified performance goals established at the beginning of the fiscal year are attained. For each named executive officer, a cash incentive amount, expressed as a percentage of his or her base salary, is established for performance at each of the target and maximum levels. The EVC Plan awards for fiscal 2012 were structured so that the cash incentive paid to each named executive officer would be 0% to 200% of the payout level established for performance at the target level for each goal.

          Information about the potential payout levels established for each named executive officer and the nature and weighting of the goals selected for fiscal 2012 can be found under Compensation Discussion and Analysis. The actual amounts paid pursuant to our EVC Plan for fiscal 2012 performance are listed in the “Non-Equity Incentive Plan Compensation” column to the Summary Compensation Table.

          Stock Options

          Consistent with the provisions of our Stock Incentive Grant Policy, the annual stock options were granted to our named executive officers on the first business day of our fourth fiscal quarter, and the awards made to new hires were granted on the 15th day of the month following the month when their employment with the Company commenced. The exercise price of the options is the fair market value of a share of our common stock on that day, as determined under our 2011 Stock Incentive Plan (the last reported sales price on the NASDAQ Global Select Market). The stock options granted to the named executive officers in 2012 will become exercisable and vest in incremental installments of one-third per year, commencing on the first anniversary of the date of grant, and have a term of five years.

          Unless an option holder is terminated for cause, vested stock options are exercisable for 90 days after the termination of the option holder’s employment, or 180 days upon death, disability or retirement. If an option holder’s employment is terminated for cause, as defined in our 2011 Stock Incentive Plan, all unexercised options will immediately terminate. The Compensation Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested options as it deems appropriate.

          These stock options would become fully exercisable upon the occurrence of a change in control as defined in our 2011 Stock Incentive Plan unless the acquiring entity assumed or provided a substitute for the award. The Compensation Committee may require options be exercised prior to the change in control and may pay cash or other securities to cancel awards in connection with the change in control.

          Restricted Stock Units

          Consistent with the provisions of our Stock Incentive Grant Policy, the restricted stock units were granted to our named executive officers on the first business day of our fourth fiscal quarter, and the awards made to new hires were granted on the 15th day of the month following the month when their employment with the Company commenced. The restricted stock units granted to the named executive officers in 2012 (other than those granted to Mr. Murray) will become exercisable and vest in incremental installments of one-third per year, commencing on the first anniversary of the date of grant.

          If a unit holder’s employment is terminated, the unvested units will be forfeited. The Compensation Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested units as it deems appropriate.

          These restricted stock units would become fully exercisable upon the occurrence of a change in control as defined in our 2011 Stock Incentive Plan unless the acquiring entity assumed or provided a substitute for the award. The Compensation Committee may pay cash or other securities to cancel awards in connection with the change in control.

							Estimated Future Payouts Under Equity Incentive Plan Awards ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)

Name	Grant Date	Approval Date	Award Type(1)	Minimum(3) ($)	Target ($)	Maximum ($)

Jeffrey A. Graves	—	—	Cash	32,154	428,723	857,446	—		—	—	—	—
	6/15/2012	3/27/2012	RSUs		—	—	—		8,200	—	—	311,026
	7/2/2012	5/22/2012	Options		—	—	—		—	28,790	39.38	236,605
	7/2/2012	5/22/2012	RSUs		—	—	—		9,600	—	—	378,048
William A. Murray	11/22/2011	11/22/2011	RSUs	—	—	—	539,021	(6)	14,081	—	—	539,021
Susan E. Knight	—	—	Cash	13,010	173,463	346,926	—		—	—	—	—
	7/2/2012	5/22/2012	Options		—	—	—		—	11,000	39.38	90,400
	7/2/2012	5/22/2012	RSUs		—	—	—		3,670	—	—	144,525
Arthur R. Baker III	—	—	Cash	11,100	148,000	296,000	—		—	—	—	—
	7/2/2012	5/22/2012	Options		—	—	—		—	6,000	39.38	49,310
	7/2/2012	5/22/2012	RSUs		—	—	—		2,000			78,760
Steven G. Mahon	—	—	Cash	12,447	165,962	331,924	—		—	—	—	—
	11/15/2011	8/23/2011	Options		—	—	—		—	16,800	36.94	116,274
	11/15/2011	8/23/2011	RSUs		—	—	—		2,708	—	—	100,034
	7/2/2012	5/22/2012	Options		—	—	—		—	10,000	39.38	82,184
	7/2/2012	5/22/2012	RSUs		—	—	—		3,340	—	—	131,529
Kristin E. Trecker	—	—	Cash	7,419	98,916	197,832	—		—	—	—	—
	3/15/2012	2/7/2012	Options		—	—	—		—	5,000	51.88	59,893
	3/15/2012	2/7/2012	RSUs		—	—	—		1,670	—	—	86,640
	7/2/2012	5/22/2012	Options		—	—	—		—	5,000	39.38	41,092
	7/2/2012	5/22/2012	RSUs		—	—	—		1,670	—	—	65,765
Joachim Hellwig(7)	—	—	Cash	19,361	129,073	258,146	—		—	—	—	—
	7/2/2012	5/22/2012	Options		—	—	—		—	6,000	39.38	49,310
	7/2/2012	5/22/2012	RSUs		—	—	—		2,000	—	—	78,760

(1)	The cash awards were made pursuant to the EVC Plan, and the grants of stock options and RSUs were made pursuant to the 2011 Stock Incentive Plan.

(2)

The EVC Plan performance goals for fiscal 2012 are described under “Compensation Discussion and Analysis – Design of EVC Plan and Review of 2012 Performance.” On November 22, 2011, Mr. Murray received a performance-based award consisting of the opportunity to receive cash and equity that is described under “Compensation Discussion and Analysis –Chief Executive Officer Position.” The 30% of the bonus opportunity that was the cash component was not granted under any plan of the Company. Of the $231,000 that represented the maximum payout amount, assuming a performance measurement of 100% and a time of service in the interim role of one year, Mr. Murray received $129,360, as reflected in the “Bonus” column of the Summary Compensation Table.

(3)

Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance were achieved for the performance measure assigned the lowest weight for the respective named executive officer, assuming that threshold performance was not achieved for any other performance measure.

(4)	Equal to the closing market value of shares on the grant date.

(5)

The grant date fair value of options is calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield. The grant date fair value of RSUs is calculated with reference to the fair market value of the underlying shares (the closing market value of shares on the grant date). See Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 29, 2012.

(6)

Represents the maximum value of the performance-based restricted stock units granted to Mr. Murray as a component of his Interim Chief Executive Officer Bonus, assuming a performance measurement of 100% and a time of service in the interim role of one year. There was no target or minimum amount associated with this award. A maximum number of 14,801 units could be earned under the 2011 Stock Incentive Plan pursuant to that bonus, calculated as follows: $770,000 (total bonus amount) x .7 (the portion of the bonus attributed to the equity component) / $38.28 (the closing stock price on the date of grant). Based on the amount of time Mr. Murray spent in the interim role and the Committee’s determination of his performance, he earned 7,886 units, each of which settled into one share of stock on August 25, 2012.

(7)

Mr. Hellwig’s approved target amount under the EVC Plan was €101.405, and the approved maximum amount was €202,810. The dollar amounts shown in the table were calculated by using the conversion rate of $1.27285 which was the average exchange rate for fiscal 2012.

Outstanding Equity Awards at 2012 Fiscal Year End

	Option Awards				Stock Awards
					Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)
	Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($)	Option Expiration Date

Name	Exercisable (#)	Un- Exercisable (#)

Jeffrey A. Graves	—	28,790	39.38	7/2/17
					17,800	953,190

William V. Murray					2,691	144,103

Susan E. Knight	6,334	3,166	28.62	7/6/15
	5,334	10,666	43.61	7/5/16
	—	11,000	39.38	7/2/17
					4,736	253,613

Arthur R. Baker III	8,000	—	35.88	6/30/13
	5,000	—	20.55	6/29/14
	2,334	1,166	28.62	7/6/15
	1,500	3,000	43.61	7/5/16
	—	6,000	39.38	7/2/17
					4,842	259,289

Steven G. Mahon	—	16,800	36.94	11/15/16
	—	10,000	39.38	7/2/17
					6,048	323,870

Kristin E. Trecker	—	5,000	51.88	3/15/17
	—	5,000	39.38	7/2/17
					3,340	178,857

Joachim Hellwig	10,000	—	35.88	6/30/13
	4,500	—	20.55	6/29/14
	3,334	1,666	28.62	7/6/15
	4,000	8,000	43.61	7/5/16
	—	6,000	39.38	7/2/17
					2,566	137,409

(1)	Stock options granted with a five-year term, exercisable in three equal installments each year beginning on the first anniversary of the grant date.

(2)

For Mr. Graves, Ms. Knight, Mr. Baker, Mr. Mahon, Ms. Trecker and Mr. Hellwig, the market value of unvested restricted stock units equals the closing price of our Common Stock on the NASDAQ Stock Market at fiscal year end ($53.55) multiplied by the number of shares or units. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date. For Mr. Murray, the market value is applicable to restricted stock awards he received in his role of independent director prior to his appointment as Interim Chief Executive Officer. The restricted stock awards vest in three equal annual installments beginning on the first anniversary of the annual meeting of shareholders after the date of the grant.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vest(1) (#)	Value Realized on Vest(2) ($)

Jeffrey A. Graves	—	—	—	—
William V. Murray(3)	—	—	5,307	262,272
Susan E. Knight	28,000	545,516	1,390	54,008
Arthur R. Baker III	—	—	972	38,149
Steven G. Mahon	—	—	—	—
Kristin E. Trecker	—	—	—	—
Joachim Hellwig	—	—	1,067	41,467

(1)

For Mr. Murray, Ms. Knight, Mr. Baker and Mr. Hellwig, the number of shares acquired equals the difference between the number of restricted stock units vested and the number of such units withheld by the Company to cover tax withholding requirements. The number of restricted stock units that vested before the withholding was 7,886 for Mr. Murray, 2,067 for Ms. Knight, and 1,446 for Mr. Baker. Mr. Hellwig did not have any restricted stock units withheld.

(2)	The value realized on the vesting of the restricted stock units is the fair market value of our Common Stock at the time of vesting.

(3)	Includes the vesting of equity awards granted to Mr. Murray for his service as an interim officer, not awards received for his service as a director.

Pension Benefits for Fiscal 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Joachim Hellwig	Employer Pension Commitment	N/A	233,299	—

(1)	Currency converted from euros to U.S. dollars using the exchange rate of $1.27285 for fiscal 2012.

          Employer Pension Commitment for Joachim Hellwig. MTS Sensor Technologie GmbH & Co, KG (“MTS Sensors”), our wholly owned subsidiary, is obligated to pay Mr. Hellwig a life-long retirement pension in the amount of €1,278 per month after his 65th birthday or earlier in the event of a disability. In the event of Mr. Hellwig’s death, Mr. Hellwig’s spouse will receive a pension of €766.94 per month for her lifetime. The survivor’s pension is terminated should Mr. Hellwig’s spouse re-marry. MTS Sensors is obligated to pay the earned portion of Mr. Hellwig’s retirement benefit even if Mr. Hellwig’s employment is terminated for any reason other than death or disability. Upon becoming eligible for payments, Mr. Hellwig, or his wife in the event she is to receive the retirement benefit, is entitled to a one-time lump sum payment equal to the cash value of the liability for future retirement benefit payments. There is no number of years credited service requirement to the benefit provided.

Non-Qualified Deferred Compensation

          Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all of the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive. Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 90% of the director’s fees we pay.

          Participants’ deferred compensation accounts earn a monthly rate of return based on an established interest rate. The interest rate is approved by the Compensation Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. As such, the interest rate for calendar 2011 was 3.36% and for calendar 2012 was 1.97%.

          At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

William V. Murray	102,503	—	1,067	—	103,570

(1)	This amount is reported in the “Bonus” column of the Summary Compensation Table.

(2)

Earnings are determined on a calendar-year basis. Earnings were 3.36% and 1.97% for 2011 and 2012, respectively. This amount was not reported in the Summary Compensation Table because it does not represent above-market or preferential earnings.

Potential Payments Upon Termination or Change in Control

          Payments and benefits received by the named executive officers upon termination of employment or a change in control of our Company are governed by the arrangements described below. For purposes of this Potential Payments Upon Termination or Change in Control section, Mr. Murray is not considered a named executive officer. The dollar amounts provided are estimates based on the assumption that the termination or change in control became effective as of the last business day of fiscal 2012.

          Change in Control Agreements

          We have entered into a Change in Control Agreement with Messrs. Graves, Baker, Mahon and Mmes. Knight and Trecker providing for severance benefits upon an involuntary termination of employment without Cause or a voluntary termination of employment for Good Reason within 24 months of a Change in Control, as such terms are defined in the Change in Control Agreements. In such an event, the named executive officer would generally be entitled to receive a lump-sum payment equal to two times his or her annual compensation. Annual compensation includes annual base salary, the average of the cash incentive payment made pursuant to the EVC Plan for the prior three fiscal years, and certain other taxable elements of compensation paid in the 12 months preceding the termination. In addition, the executive would be entitled to continuation of his or her benefits for a period of 18 months and reimbursement of legal fees in connection with the termination, including fees associated with the enforcement of the Change in Control Agreements. The amount payable under the Change in Control Agreement will be reduced by any amounts payable under other employment-related agreements that provide for similar payments.

          As a condition of the receipt of such benefits, each executive has agreed not to render services to any entity offering any competing product for a period of one year following the date of termination unless the change in control was not approved by the Board.

          Severance Agreements with Messrs. Graves and Mahon and Ms. Trecker

          We have also entered into Severance Agreements with Messrs. Graves and Mahon and Ms. Trecker providing for severance benefits upon a termination of employment other than voluntary resignation without Good Reason or termination by the Company for Cause, as such terms are defined in the Severance Agreements, in a situation not covered by the Change in Control Agreements. These agreements have a term of two years from the commencement of the executive’s employment. With certain exceptions, the severance benefits would consist of an amount equal to the executive’s annual base salary plus his or her target annualized cash incentive payment under the EVC Plan, generally payable over a 12-month period.

          As a condition of the receipt of such benefits, each executive has agreed not to render services to any entity offering any competing product for a period of one year following the date of termination. In addition, payments to be paid under the Severance Agreement can be forfeited, and payments already paid can be recaptured, if the executive engaged or engages in conduct detrimental to the Company while employed by the Company or during the two-year period following the termination of employment.

          Employment Agreement with Mr. Hellwig

          Effective January 1, 1991, MTS Sensors entered into an employment contract with Mr. Hellwig. Pursuant to the contract, Mr. Hellwig may terminate the contract upon six months’ prior written notice. MTS Sensors may also terminate the contract for good cause or by a resolution of MTS Systems Corporation as sole shareholder of MTS Sensors. Mr. Hellwig’s contract contains a confidentiality provision and a two-year non-compete clause after termination of the contract. The contract expires in the year of Mr. Hellwig’s 65th birthday.

          Equity Incentives

          Both of our 2006 Stock Incentive Plan and 2011 Stock Incentive Plan provide for acceleration of stock incentives upon a change in control if the awards have not been assumed or substituted by an acquiring entity. Upon a change in control, any stock incentive will immediately vest and be exercisable and any restrictions will lapse. Notwithstanding the foregoing, unless the Compensation Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

          Short-Term Cash Incentives

          Under the terms of the awards made pursuant to the EVC Plan, if a named executive officer’s employment with the Company is terminated for any reason other than death before the end of the fiscal year on which the performance goals are based, the officer will not receive any payout under the EVC Plan. If a named executive officer dies during the fiscal year on which the performance goals are based, a prorated payout based on actual achievement of the performance goals at the end of the fiscal year will be made to the officer’s estate. Such a payout will be proportionately reduced based upon the time the officer was employed during the fiscal year.

          Estimated Payments for Named Executive Officers

          Assuming that a change in control occurred on September 29, 2012, the total compensation payable to the following named executive officers is as set forth in the table below.

	Termination of Employment in Conjunction with a Change in Control				Change in Control (without Termination of Employment)	Termination (without Change in Control)
Name	Cash Payment ($)(1)	Accelerated Vesting ($)(2)	Benefits ($)(3)	Total Value ($)	Accelerated Vesting ($)(1)	Cash Payment ($)(4)
Jeffrey A. Graves	2,379,239	1,361,144	1,628	3,742,011	1,361,144	1,020,000
Susan E. Knight	1,244,702	594,431	1,184	1,840,317	594,431	-
Arthur R. Baker III	977,211	403,197	1,628	1,382,036	403,197	-
Steven G. Mahon	1,157,806	744,618	127	1,902,551	744,618	487,500
Kristin E. Trecker	769,088	258,057	1,184	1,028,329	258,057	371,250
Joachim Hellwig	-	343,483	-	343,483	343,483	-

(1)

Pursuant to the named executive officer’s Change in Control Agreement, represents two times his or her annual compensation (consisting of annual base salary, the average of the cash incentive payment made pursuant to the EVC Plan for each of the prior three fiscal years, and other non-plan based payments during the previous 12-month period prior to the date of termination).

(2)

Represents the aggregate value of stock options and restricted stock units held by each named executive officer that were not vested as of September 29, 2012 but whose vesting and exercisability would have been accelerated under the terms of the 2006 Stock Incentive Plan and the 2011 Stock Incentive Plan (assuming that the awards were not assumed or substituted by an acquiring entity). The value of accelerating each unvested stock option is equal to the difference between the closing sale price of a share of our Common Stock on the NASDAQ Global Select Market on September 29, 2012 ($53.55), the “Stock Price,” and the exercise price of such option. The value of accelerating each unvested restricted stock unit is equal in each case to the Stock Price.

(3)	Pursuant to the named executive officer’s Change in Control Agreement, represents payments made for life, disability, and accident and health insurance benefits for 18 months following termination.

(4)	Pursuant to the named executive officer’s Severance Agreement, represents the annual base salary plus the target annualized cash incentive payment under the EVC Plan.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

          In accordance with Section 14A of the Securities Exchange Act of 1934, shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of MTS Systems Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

          The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained on pages 16 to 38 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

          Your vote on Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

          The Board has decided that the Company will hold an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay Vote”) annually until the next required vote on the frequency of Say-on-Pay Votes or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency. The next Say-on-Pay Vote will be held at our fiscal 2013 annual meeting to be held early in calendar year 2014.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE COMPENSATION TABLES, AND THE ACCOMPANYING NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE MTS SYTEMS CORPORATION
2011 STOCK INCENTIVE PLAN

Introduction

          On November 23, 2010, our Board adopted the MTS Systems Corporation 2011 Stock Incentive Plan (the “2011 Incentive Plan”) effective January 31, 2011, subject to shareholder approval. On January 24, 2011, our Board approved an amendment to the 2011 Incentive Plan to clarify its prohibition on repricing awards. Our shareholders approved the amended 2011 Incentive Plan at the annual meeting held on February 9, 2011. As adopted, the 2011 Incentive Plan authorized the issuance of up to 1,000,000 shares of our Common Stock pursuant to awards granted thereunder, and provided that shares underlying awards previously granted under the 2006 Incentive Plan that are subsequently cancelled or forfeited will be available for awards under the 2011 Incentive Plan.

          As of December 5, 2012, 647,749 shares of Common Stock were the subject of outstanding equity awards under the 2011 Incentive Plan, an additional 110,543 shares have previously been issued in connection with awards made under the 2011 Incentive Plan, and 265,954 shares have been made available for grant under the 2011 Incentive Plan through the cancellation or forfeiture of awards made under the 2006 Incentive Plan. As a result, the total number of shares available for issuance in connection with future 2011 Incentive Plan awards is 507,662 (plus any shares that might in the future be returned or added to the 2011 Incentive Plan in accordance with its terms).

          The Compensation Committee anticipates granting an average of approximately 450,000 shares of Common Stock per year on an annualized basis under the 2011 Incentive Plan. The following table summarizes the past three fiscal year history of restricted stock and option grants by the Compensation Committee. The table shows the number of shares utilized under the 2006 Incentive Plan during fiscal 2010 and those utilized under the 2011 Incentive Plan during fiscal 2011 and 2012, and the aggregate number of shares reserved for outstanding grants plus those available under the applicable incentive plan, as a percentage of our outstanding shares (assuming for this calculation that all shares under the applicable incentive plan were also outstanding).

Fiscal Year	Beginning Total Shares Outstanding (in thousands) (A)	Beginning Total Plan Shares Reserved and Available (in thousands) (B)	Plan Shares (B) as a Percentage of Total Shares (A+B)	New Share Grants During Year Under Plan (in thousands) (C)	New Share Grants (C) as a Percentage of Total Shares (A+B)
2012	15,632	871(1)	5.3%	503	3.0%
2011	15,264	1,000(1)	6.1%	370	2.3%
2010	16,564	1,037	5.9%	394	2.2%

(1)

Includes shares that were subject to awards outstanding under the 2006 Incentive Plan at the time the 2011 Incentive Plan was adopted that became available for issuance under the 2011 Incentive Plan, per the terms of the 2011 Incentive Plan, through such awards’ cancellation or forfeiture.

          On November 20, 2012, our Board approved a second amendment (the “Amendment”) to be effective January 31, 2013, subject to shareholder approval, to make the following two changes to the 2011 Incentive Plan:

•	increase the aggregate number of shares of our Common Stock authorized for issuance under the 2011 Incentive Plan by an additional 1,300,000 shares, to an aggregate of 2,300,000 shares; and
•	extend the term of stock options that can be granted under the 2011 Incentive Plan from a maximum of seven years to a maximum of ten years.

The full text of the Amendment is attached to this proxy statement as Annex A.

          If our shareholders do not approve the Amendment, the 2011 Incentive Plan will remain in effect as it existed immediately prior to the proposed Amendment. In that case, we would be limited to issuing no more than 1,000,000 shares of our Common Stock pursuant to awards made under the 2011 Incentive Plan.

Description of the 2011 Incentive Plan as Proposed to Be Amended

Purpose of the 2011 Incentive Plan

          The purpose of the 2011 Incentive Plan is to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. The 2011 Incentive Plan permits us to grant stock incentive awards to current and new employees, including officers, vendors and members of the Board.

Key Terms of the 2011 Incentive Plan

          Below is a summary of the key terms of the 2011 Incentive Plan, giving effect to the amendments for which approval is sought in this proposal, which is qualified in its entirety by reference to the text of the 2011 Incentive Plan and Amendment.

Key Plan Features	Description

Term of Plan	•	The earlier of January 31, 2018 or the date on which all shares reserved under the 2011 Incentive Plan have been issued or are no longer available for use under the 2011 Incentive Plan

Eligible Participants	•	Our employees or employees of any of our subsidiaries in key management and technical positions
	•	Non-employee members of the Board
	•	Key vendors to us or any of our subsidiaries

Total Shares Authorized	•	2,300,000 shares of Common Stock for all types of stock incentive awards
and Share Counting	•	Shares available under the 2011 Incentive Plan are reduced by one share for each share underlying a stock option
•

Shares available under the 2011 Incentive Plan are reduced by the aggregate shares exercised pursuant to a stock-settled stock appreciation right (rather than the number of shares issued upon exercise)

	•	Shares available under the 2011 Incentive Plan are reduced by 2.5 shares for each share of restricted stock, performance stock or similar awards
•

Shares withheld by us for taxes, shares tendered to us to pay the exercise price of an option, and shares re-acquired by us with amounts received from exercise of an option will not be added back to the 2011 Incentive Plan

	•	Shares available under the 2011 Incentive Plan will not be reduced for stock incentives settled in cash

Individual Share Limits	•	Up to 2,300,000 shares for all incentive stock options
	•	Up to 60,000 shares per year for all stock incentive awards for non-employee Directors
	•	Up to 200,000 shares per person per year under all stock incentives
	•	Up to an additional 100,000 shares for stock incentives to a newly hired key employee

Type of Stock Incentive Awards	•	Incentive stock options and non-qualified stock options with an exercise period no longer than ten years
	•	Restricted stock and restricted stock units
	•	Stock appreciation rights
	•	Performance stock and performance units
	•	Other awards in stock or cash
•

Restricted stock awards on the annual election or re-election of non-employee directors, which stock will vest in three equal installments if the director continues to serve through the next three annual meetings of shareholders

Vesting and Exercise	•	Determined by the Compensation Committee based on service (time vesting) or upon achievement of performance targets (performance vesting) or both
	•	All non-performance awards that are not assumed or substituted will vest upon a change in control
•

Objective performance criteria in the 2011 Incentive Plan, if re-approved by shareholders through approval of the Amendment, will permit deductibility of executive officer awards as performance-based compensation under Code Section 162(m)

Permissible Features	•	We may specify that stock incentives are subject to reduction, cancellation, forfeiture or recoupment under certain circumstances
•

We must require our named executive officers to disgorge certain compensation, including incentive or equity based compensation awarded under the 2011 Incentive Plan, in certain circumstances. Examples of these circumstances include misconduct leading to non-compliance with the financial reporting requirements under federal securities laws or restatements of our financial information

	•	We may hold restricted stock and restricted stock units until restrictions lapse
	•	Dividend and dividend equivalents on awards may be paid currently or deferred
	•	Options may be exercised with previously acquired shares

Features Not Permitted	•	Increase the number of shares reserved or any of the limits stated in the 2011 Incentive Plan without shareholder approval
	•	Extend the term of the 2011 Incentive Plan without shareholder approval
	•	Re-price stock options or stock appreciation rights
	•	Re-grant shares tendered for stock option exercise or payment of taxes

Who Is Eligible for Stock Incentive Awards

          Our employees who hold key management and technical positions with us or any subsidiary, the non-employee members of our Board and key service providers to our subsidiaries are eligible to receive awards under the 2011 Incentive Plan. The Compensation Committee will determine which employees and other eligible persons will be awarded stock incentives under the 2011 Incentive Plan. The 2011 Incentive Plan also provides for an annual grant of restricted stock to each non-employee Board member upon election or re-election and shall be determined by the Board in its sole discretion prior to such annual meeting of shareholders, but also permits stock incentives be made to non-employee Board members by the Board in its discretion in addition to the annual grant of restricted stock. Currently, the Company has seven non-employee Board members, approximately 375 employees that are eligible to be designated by the Compensation Committee as key management and technical employees and no key service providers.

Types of Stock Incentives to Be Awarded

          Subject to the limits under the 2011 Incentive Plan, the Compensation Committee has the discretionary authority to determine the size of the award, the type of award, and whether it will be tied to meeting performance-based requirements or will vest over time or both. For named executive officers, the performance-based requirements for vesting in an award may be designed to comply with Section 162(m) of the Internal Revenue Code to permit us to deduct the value of the award for income tax purposes.

          For directors who are not employees, the 2011 Incentive Plan provides for an automatic grant of a discretionary number of shares of restricted stock on each director’s election and re-election at the annual shareholders meeting, which will vest in three equal installments if the recipient remains a director on each of the next three annual shareholder meetings where directors are elected. In addition, the Board may from time to time grant additional awards to some or all of the Board as it deems appropriate.

          The types of awards that may be made under the 2011 Incentive Plan are as follows:

•

Incentive stock options and non-qualified stock options: the right to purchase shares where value is based on the appreciation in the underlying shares in excess of an exercise price, which right may be exercised by the holder during the term of the option, which is generally five years and may not be more than ten years from the date of grant, unless earlier terminated upon certain events, such as for cause. The exercise price may be paid in cash or in previously owned shares or by other means permitted by the Compensation Committee. The exercise price of stock options granted under the 2011 Incentive Plan may not be less than the fair market value of our Common Stock on the date of grant. No option may be repurchased or exchanged for a lower priced option.

•

Stock appreciation rights: a contractual right to the increase in the value of the underlying shares subject to the award that does not require payment based on the fair market value at time of grant, but which pays the appreciation in stock value when elected by the holder in the form of whole shares or cash, or a combination of both. Stock appreciation rights may not be granted at a purchase price less than the fair market value of our Common Stock on the date of grant, and may be exercised by the holder during the term of the stock appreciation right, which may not be more than seven years from the date of grant unless earlier terminated upon certain events, such as for cause.

•

Restricted stock and restricted stock units: awards of stock that do not require purchase, but which are not immediately available to the recipient until certain restrictions lapse, either based on time or upon achievement of performance-based criteria or both. Restricted units may vest earlier than the date the shares are actually paid in exchange for the units, which may result in a deferral of income. The holder of restricted stock is entitled to vote those shares. The Compensation Committee may determine whether, with respect to restricted stock, to pay dividends on those shares to the holder or to defer dividends. Restricted stock units are not outstanding until paid in stock and therefore do not have voting or dividend rights.

•	Performance shares and performance units: awards of restricted or unrestricted stock that are issued to the recipient only upon satisfaction of performance-based criteria.
•

Other awards: additional opportunities to reward participants through payment of cash or stock as a bonus, or as deferred compensation, or for other purposes for which stock will provide a meaningful incentive.

Adjustments to Stock Incentives for Corporate Transactions

          In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of our Common Stock or similar event effecting our stock, the Compensation Committee may in its discretion adjust the number and kind of shares granted under the 2011 Incentive Plan, including the number and exercise price of shares subject to outstanding options or stock appreciation rights, and to adjust restricted stock, restricted stock units, performance stock and performance share units and other awards.

Effect of Termination of Employment on Stock Incentives

          Subject to certain exceptions requiring earlier termination, stock options will expire and cannot be exercised 180 days after the termination of a participant’s employment, including upon death, disability or retirement. Prior to that time, only options that have become exercisable under their terms, based on either service-based or performance-based vesting, may be exercised. The Compensation Committee may, at any time after an award, partially or fully accelerate the vesting of the unvested options as it deems appropriate. Restricted stock and restricted stock units will be forfeited if not vested when the participant terminates employment, including upon death, disability or retirement. The Compensation Committee may also accelerate vesting at any time after the restricted stock incentive is awarded.

          For options and restricted stock, restricted stock units, performance stock and performance units, the Compensation Committee may elect not to accelerate options that would otherwise vest only upon achievement of performance criteria if those targets have not been achieved, or the performance period has not expired.

Effect of a Change in Control on Stock Incentives

          Unless awards are assumed or substituted through the underlying transaction, stock options become fully exercisable and restricted stock and restricted stock units automatically become fully vested upon the occurrence of a change in control as defined in the 2011 Incentive Plan, except that awards based on performance criteria where the performance period has not yet closed at the time of a change in control will not automatically accelerate. The Compensation Committee may require options or stock appreciation rights be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

Transferability of Stock Incentives

          Stock options, restricted stock, restricted stock units, performance stock, and performance units, as well as other awards under the 2011 Incentive Plan that are vested at the time of the death of the participant, are transferable only by the participant’s last will and testament or applicable state laws on descent and distribution. Restricted stock, restricted stock units, performance stock and performance units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse or the performance targets have been achieved.

Administration

          The Compensation Committee administers the 2011 Incentive Plan. The Compensation Committee selects employees who receive awards, determines the number of shares covered by each award, and establishes the other terms and conditions consistent with the limitations contained in the 2011 Incentive Plan. The Compensation Committee may also interpret the 2011 Incentive Plan, may establish and amend terms of existing stock incentive awards, except that if the participant is adversely affected by the amendment, the participant must also consent. The Board may also exercise any of the authorities granted to the Compensation Committee. To the extent required by law or desired for tax purposes, awards to named executive officers will be made only by persons who qualify as outside directors under securities and tax laws and stock exchange rules. The Compensation Committee may delegate to an executive officer all or part of its responsibilities to make awards, other than the authority to make awards to other executive officers, directors or other insiders.

Amendments to the 2011 Incentive Plan

          The Compensation Committee may amend or suspend the 2011 Incentive Plan at any time except that any amendment in one or more of the following categories will not be permitted without the approval of the shareholders to:

•	increase the number of shares that may be used under the 2011 Incentive Plan, or change any other limit on various types of awards;
•	permit the re-pricing of outstanding stock options; or
•	amend the maximum shares that may be granted as awards to any participant.

Tax Consequences of Stock Incentives to Participants and the Company

          Options. Stock option grants under the 2011 Incentive Plan may either be granted as incentive stock options, which are governed by Code Section 422, as amended, or as non-qualified stock options, which are governed by Code Section 83, as amended. Generally, no federal income tax is payable by the participant upon the grant of an incentive stock option and no deduction is taken by us. If certain holding periods are met, the exercise of an incentive stock option does not result in taxation to the participant; rather, the participant is taxed only at the time of sale of the shares received upon exercise. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the participant will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, we are not entitled to a deduction for the amount of the capital gains.

          Under current tax laws, if a participant exercises a non-qualified stock option, the participant will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the participant would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the participant held the stock after exercise. When the option is exercised, we will be entitled to a corresponding tax deduction.

          Restricted and Performance Stock and Units. Awards of restricted stock and restricted stock units, performance stock and performance units under the 2011 Incentive Plan generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse and performance stock is taxed at the time the performance targets are met. Restricted stock units and performance units are generally subject to ordinary tax at the time of payment, even if vested earlier. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted or performance stock or units.

Future Awards

          Other than as described under the heading “Non-Employee Director Compensation” earlier in this proxy statement, which describes the awards of restricted stock to be made to our Chairman and the other non-employee directors upon re-election at the annual meeting of shareholders, future awards under the 2011 Incentive Plan are generally not determinable because they are within the discretion of the Compensation Committee.

Registration with the Securities and Exchange Commission

          If the Amendment is approved by our shareholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended, covering the 1,300,000 additional shares issuable under the 2011 Incentive Plan.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE
THE SECOND AMENDMENT TO THE COMPANY’S 2011 STOCK INCENTIVE PLAN.

Other Information Regarding Equity Compensation Plans

          The following table sets forth information about our equity compensation plans as of September 29, 2012.

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(in thousands)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(in thousands)
Equity Compensation Plans Approved by Securityholders	844	(1)	32.94	(2)	1,258	(3)
Equity Compensation Plans Not Approved by Securityholders	–		–		–

Total	844				1,258

(1)	Reflects securities to be issued upon the exercise of vested stock options and the vesting of restricted stock units under our 2006 Incentive Plan and 2011 Incentive Plan.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards

(3)

Includes securities available for future issuance under the 2011 Incentive Plan other than those listed in the first column, and 740,000 shares available for issuance under the 2012 Employee Stock Purchase Plan. Does not include the additional securities that will become available under the 2011 Incentive Plan if our shareholders approve the Amendment.

OTHER INFORMATION

Security Ownership of Principal Shareholders and Management

          The following table sets forth, as of the close of business on December 11, 2012, the number and percentage of outstanding shares of our Common Stock beneficially owned (i) by each person who is known to us to beneficially own more than five percent of our Common Stock, (ii) by each director and director nominee, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all our directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Note		Percent of Class

Mairs and Power, Inc.
332 Minnesota Street, Suite W-1520
Saint Paul, MN 55101	1,809,438		(1)	11.53%
BlackRock, Inc.
40 East 52nd St.
New York New York 10022	1,157,615		(2)	7.37%
The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvem, PA 19355	812,641		(3)	5.18%
Praesidium Investment Management Company, LLC
747 Third Avenue
New York, NY 10017	802,115		(4)	5.11%
Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210	989,237		(5)	6.30%
Susan E. Knight	38,677	(6)	(7)	*
Arthur R. Baker III	17,300		(6)	*
Jeffrey A. Graves	—			—
Steven G. Mahon	6,207		(6)	*
Kristin E. Trecker	—			—
Joachim Hellwig	41,764		(6)	*
Jean-Lou Chameau	21,766			*
Barb J. Samardzich	19,816			*
Brendan C. Hegarty	10,594			*
David J. Anderson	9,496			*
Gail P. Steinel	6,621			*
Emily M. Liggett	5,497			*
William V. Murray	9,956			*
All directors and executive officers as a group (14 persons)	189,028		(8)	1.20%

* Less than 1%.

(1)

According to the Schedule 13G/A filed on February 10, 2012 with the SEC. Includes 1,425,500 shares over which Mairs and Power, Inc. has sole voting power and 1,809,438 shares over which Mairs and Power, Inc. has sole dispositive power.

(2)

According to the Schedule 13G/A filed on February 10, 2012 with the SEC. Includes 1,157,615 shares over which BlackRock, Inc. has sole voting power and 1,157,615 shares over which BlackRock, Inc. has sole dispositive power.

(3)

According to the Schedule 13G/A filed on February 7, 2012 with the SEC. Includes 22,433 shares over which The Vanguard Group, Inc. has sole voting power and 790,208 shares over which The Vanguard Group, Inc. has sole dispositive power.

(4)

According to the Schedule 13G filed on February 14, 2012 with the SEC. Includes 751,330 shares over which Praesidium Investment Management Company, LLC has sole voting power and 802,115 shares over which Praesidium Investment Management Company, LLC has sole dispositive power.

(5)

According to the Schedule 13G filed on February 14, 2012 with the SEC. Includes 735,137 shares over which Wellington Management Company, LLP has shared voting power and 989,237 shares over which Wellington Management Company, LLP has shared dispositive power.

(6)

Includes the following number of shares which could be purchased under stock options exercisable within 60 days of December 11, 2012: Ms. Knight – 11,668 shares; Mr. Baker – 10,000 shares; Mr. Mahon – 5,600 shares; and Mr. Hellwig – 31,034 shares.

(7)	Includes 10,000 shares owned jointly with Ms. Knight’s spouse. Voting and investment power over those shares are shared accordingly.

(8)	Includes 834 shares held by executive officers not listed in this table which could be purchased under stock options exercisable within 60 days of December 11, 2012.

Related Party Transactions

          The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our executive officers, directors or director nominees, or any immediate family member of any such person. Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $120,000 and in which a related party has or will have a direct or indirect material interest, or transaction in which any of our directors or any of their affiliated organizations is a party, must be approved in advance by the Audit Committee. If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction. Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party, and (iii) in our best interests.

          During fiscal 2012, MTS Sensors purchased approximately $1.7 million of mechanical components and remote-mechanic workbench services from Mark-Tronik GmbH (“Mark-Tronik”). MTS Sensors is owned by MTS Systems GmbH, one of our wholly owned subsidiaries. The brother-in-law of Mr. Hellwig, our Vice President and General Manager of MTS Sensors, is the owner and general manager of Mark-Tronik. The prices paid by MTS Sensors were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to MTS Sensors than MTS Sensors could otherwise obtain. Mr. Hellwig did not participate in negotiating or executing the MTS Sensors agreement with Mark-Tronik. The Audit Committee has reviewed and approved these related party transactions after determining they met the required standards for approval.

Section 16(a) Beneficial Ownership Reporting Compliance

          The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2012 except as follows: the Form 3 for Mr. Baker was filed late, a Form 4 for Ms. Trecker was filed late, and two Forms 4 for Mr. Murray were filed late.

Compensation Committee Interlocks and Insider Participation

          Mr. Murray was a member of our Compensation Committee for a period of time following his service as our Interim Chief Executive Officer. No current member of our Compensation Committee has ever been an officer or employee of our Company or any of our subsidiaries and affiliates or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our Board of Directors or on our Compensation Committee.

Shareholder Proposals

          Proposals Included in the Proxy Statement

          Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal 2013 annual meeting to be held in early calendar 2014 and that shareholders desire to have included in our proxy materials related to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central Time, August 29, 2013, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

          Proposals Not Included in the Proxy Statement

          If a shareholder wishes to present a proposal at our fiscal 2013 annual meeting to be held in early calendar 2014 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws. In general, our Bylaws provide that such notice should be addressed to the Secretary and be no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our fiscal 2013 annual meeting, such notice must be received no earlier than October 8, 2013 and not later than November 7, 2013. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our Bylaws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

          Our management knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

          A copy of our Annual Report and Form 10-K for the fiscal year ended September 29, 2012, which includes audited financial statements, will be furnished without charge to any shareholder who requests it in writing from Corporate Secretary, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, and are also available from the SEC’s Internet site at www.sec.gov or via our Internet site at www.mts.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Annex A

SECOND AMENDMENT TO
MTS SYSTEMS CORPORATION
2011 STOCK INCENTIVE PLAN

This Instrument, amending the 2011 Stock Incentive Plan, is made by MTS Systems Corporation, a Minnesota corporation (the “Company”) and shall be effective as of January 31, 2013, subject to approval of the increase in the number of authorized shares by the shareholders of the Company.

          WHEREAS, the Company adopted, effective as of January 31, 2011, the MTS Systems Corporation 2011 Stock Incentive Plan (the “Plan”), subject to approval of its shareholders, which Plan was amended as of that date by the First Amendment; and

          WHEREAS, Section 21.1 of the Plan reserves to the Committee the authority to amend the Plan from time to time, subject to the limitations contained in that Section and the Committee desires to amend the Plan as set forth below;

          THEREFORE, the Plan is hereby amended as follows:

1.	The number of shares that may be issued under the Plan is hereby increased by an additional 1,300,000, to an aggregate of 2,300,000 and Section 3.1 is amended to read as follows:

“3.1 AGGREGATE SHARES AUTHORIZED AND LIMITATIONS. The aggregate number of Shares that may be issued under the Plan is Two Million Three Hundred Thousand (2,300,000) Shares. In addition, Shares subject to awards currently outstanding under the Company’s 2006 Stock Incentive Plan that are terminated, cancelled, surrendered or forfeited without the delivery of Shares may be reissued at the discretion of the Committee under the Plan. The aggregate number of Shares described above are subject to adjustment as provided in Section 3.4. Within the aggregate limit specified above and subject to adjustment as provided in Section 3.4:

	(a)	No more than Two Million Three Hundred Thousand (2,300,000) Shares may be used for Incentive Stock Options; and

	(b)	No more than Sixty Thousand (60,000) Shares may be used for Stock Incentives for non-employee Directors in any calendar year (subject to the principle in Section 3.2(f)).

Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company.”

2.	The maximum term of an option granted after the effective date of this Amendment is extended from seven to ten years, and Section 7.2(e) is amended to read as follows:

“(e)

Option Term. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Stock Incentive Agreement, but no Stock Incentive Agreement shall: (i) make an Option exercisable prior to the date such Option is granted or after it has been exercised in full; or (ii) make an Option exercisable after the date that is: (A) the tenth (10th) anniversary (seventh (7th) anniversary for options granted prior to January 31, 2013) of the date such Option is granted, if such Option is a NQSO or an ISO granted to a Participant who is not a Ten Percent Shareholder; or (B) the fifth (5th) anniversary of the date such Option is granted, if such Option is an ISO granted to a Ten Percent Shareholder. Options issued under the Plan may become exercisable based on the service of a Participant, or based upon the attainment (as determined by the Committee) of performance criteria, including but not limited to Performance Goals. Any Option that is intended to qualify for the Performance-Based Exception must satisfy the requirements of Sections 9.1, 9.2 and 9.3.”

3.	Upon approval of this Amendment by the shareholders, the Plan shall be conformed to reflect the changes made by this Amendment.

4.	Except as amended above, the Plan shall remain in full force and effect.

Adopted by the Board of Directors on November 20, 2012
Approved by the Shareholders of the Company on __________________

MTS SYSTEMS CORPORATION
14000 TECHNOLOGY DRIVE
EDEN PRAIRIE, MN 55344

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 4, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MTSC
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 4, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51106-P31865	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MTS SYSTEMS CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominees:

	01) David J. Anderson	05) Emily M. Liggett
	02) Jean-Lou Chameau	06) William V. Murray
	03) Jeffrey A. Graves	07) Barb J. Samardzich
	04) Brendan C. Hegarty	08) Gail P. Steinel

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:						For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013.					☐	☐	☐

3.	A non-binding, advisory vote regarding the compensation of the Company’s named executive officers.					☐	☐	☐

4.	To approve the Second Amendment to the Company’s 2011 Stock Incentive Plan.					☐	☐	☐

NOTE: THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

This proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M51107-P31865

PROXY

MTS SYSTEMS CORPORATION

Proxy for the Annual Meeting of Shareholders
February 5, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of MTS Systems Corporation, a Minnesota corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints David J. Anderson and Jeffrey A. Graves, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on December 11, 2012, at the ANNUAL MEETING OF SHAREHOLDERS to be held on February 5, 2013, and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Card to be signed on the reverse side